                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG


                          PREMIERE TECHNOLOGIES, INC.,

                         PTEK ACQUISITION CORPORATION,

                            TELET COMMUNICATIONS LLC

                                      AND

                    THE MEMBERS OF TELET COMMUNICATIONS LLC

                         DATED AS OF SEPTEMBER 18, 1996

                               TABLE OF CONTENTS
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PARTIES............................................................      1
PREAMBLE...........................................................      1
ARTICLE 1 - PURCHASE AND SALE......................................      1
  1.1   Sale and Purchase of TeleT Assets..........................      1
  1.2   Consideration; Method of Payment; Distribution.............      1
  1.3   Liabilities Assumed........................................      2
  1.4   Time and Place of Closing..................................      2
ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF TELET AND THE
            MEMBERS................................................      2
  2.1   Organization, Standing, and Power..........................      2
  2.2   Authority; No Breach By Agreement..........................      3
  2.3   Interests..................................................      3
  2.4   TeleT Subsidiaries.........................................      3
  2.5   TeleT Financial Statements.................................      4
  2.6   Absence of Undisclosed Liabilities.........................      4
  2.7   Absence of Certain Changes or Events.......................      4
  2.8   Tax Matters................................................      4
  2.9   Assets.....................................................      5
  2.10  Intellectual Property......................................      6
  2.11  Software...................................................      7
  2.12  Environmental Matters......................................      7
  2.13  Compliance with Laws.......................................      8
  2.14  Labor Relations............................................      8
  2.15  Employee Benefit Plans.....................................      8
  2.16  Material Contracts.........................................     10
  2.17  Legal Proceedings..........................................     10
  2.18  Reports....................................................     11
  2.19  Tax and Regulatory Matters.................................     11
  2.21  Investment Representation..................................     11
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF PREMIERE.............     11
  3.1   Organization, Standing, and Power..........................     11
  3.2   Authority; No Breach By Agreement..........................     12
  3.3   Capital Stock..............................................     12
  3.4   SEC Filings; Financial Statements..........................     13
  3.5   Absence of Undisclosed Liabilities.........................     13
  3.6   Absence of Certain Changes or Events.......................     13
ARTICLE 4 - CONDUCT OF BUSINESS PENDING CONSUMMATION...............     14
  4.1   Affirmative Covenants of TeleT.............................     14
  4.2   Negative Covenants of TeleT................................     14
  4.3   Covenants of Premiere......................................     15

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ARTICLE 5 - ADDITIONAL AGREEMENTS..................................     16
  5.1   Exchange Listing...........................................     16
  5.2   Investigation and Confidentiality..........................     16
  5.3   Press Releases.............................................     16
  5.4   Certain Actions............................................     17
  5.5   Change of Name.............................................     17
  5.6   Transferred Employees......................................     17
  5.7   Noncompetition.............................................     17
  5.8   Trade Secrets..............................................     18
  5.9   Allocation of Purchase Price and Reporting.................     18
  5.10  Sales Tax..................................................     18
ARTICLE 6 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE......     18
  6.1   Conditions to Obligations of Each Party....................     18
  6.2   Conditions to Obligations of Premiere......................     19
  6.3   Conditions to Obligations of TeleT and the Members.........     21
ARTICLE 7 - INDEMNIFICATION........................................     22
  7.1   Agreement of Indemnitors to Indemnify......................     22
  7.2   Limitations on Indemnification.............................     23
  7.3   Procedures for Indemnification.............................     24
  7.4   Third Party Claims.........................................     25
  7.5   Other Rights and Remedies Not Affected.....................     26
  7.6   Tax Effect and Insurance...................................     27
  7.7   Escrow; Right of Setoff Sole Remedy........................     27
  7.8   Subrogation................................................     27
  7.9   Appointment of Indemnitor Representative...................     28
  7.10  Arbitration................................................     28
  7.11  Intellectual Property Escrow...............................     28
ARTICLE 8 - TERMINATION............................................     29
  8.1   Termination................................................     29
  8.2   Effect of Termination......................................     29
ARTICLE 9 - MISCELLANEOUS..........................................     30
  9.1   Definitions................................................     30
  9.2   Expenses...................................................     39
  9.3   Brokers and Finders........................................     39
  9.4   Entire Agreement...........................................     39
  9.5   Amendments.................................................     40
  9.6   Waivers....................................................     40
  9.7   Assignment.................................................     40
  9.8   Notices....................................................     40
  9.9   Governing Law..............................................     41
  9.10  Counterparts; Facsimile....................................     41
  9.11  Captions; Articles and Sections............................     42
  9.12  Interpretations............................................     42
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                                      -II-

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  9.13  Enforcement of Agreement...................................     42
  9.14  Severability...............................................     42
SIGNATURES.........................................................     43

EXHIBITS

   Exhibit A
   Exhibit B
   Exhibit C
   Exhibit D
   Exhibit E

SCHEDULES

   Schedule 1.2.1
   Schedule 5.6
   Schedule 6.3(h)
   Schedule 9.1(a)
   Schedule 9.1(b)
   Schedule 9.1(c)

                                     -III-

                            ASSET PURCHASE AGREEMENT
                            ------------------------

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 18, 1996, by and among PREMIERE TECHNOLOGIES, INC. ("Premiere"), a Georgia corporation; PTEK ACQUISITION CORPORATION ("Sub"), a Georgia corporation; TELET COMMUNICATIONS LLC ("TeleT"), a Delaware limited liability company; and the Members of TeleT identified in Schedule I hereto (each a "Member" and collectively the "Members").

                                    PREAMBLE
                                    --------

          The Members and the respective Boards of Directors of TeleT and Premiere are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders and members. This Agreement provides for the acquisition of substantially all the assets and business operations of TeleT (the "Business") and the assumption of certain liabilities of TeleT by Premiere. The transactions described in this Agreement are subject to the satisfaction of certain other conditions described in this Agreement.

          Certain terms used in this Agreement are defined in Section 9.1 of this Agreement.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                              PURCHASE AND SALE
                              -----------------

          1.1.  Sale and Purchase of TeleT Assets.  Subject to the terms and
                ---------------------------------
conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, on the Closing Date TeleT shall sell, grant, convey, assign, transfer and deliver to Sub, and Sub shall purchase from TeleT, the TeleT Assets, free and clear of all Liens.

          1.2 Consideration; Method of Payment; Distribution.  In consideration
              ----------------------------------------------
for the TeleT Assets, on the Closing Date Sub shall:

          (a) Deliver to TeleT Two Million Eight Hundred Seventy Thousand Dollars ($2,870,000) in cash by wire transfer to such account(s) as TeleT shall designate;

          (b) Deliver to TeleT a certificate for 423,187 shares of Premiere Common Stock; and

          (c) Deliver to the Escrow Agent a certificate for 37,500 shares of Premiere Common Stock with respect to the CMG Escrow Account and a certificate for 37,500 shares of

Premiere Common Stock with respect to the Other Indemnitors' Escrow Account (collectively, the "Escrowed Shares") to be held by the Escrow Agent under the Escrow Agreement.

On the Closing Date, the cash consideration delivered pursuant to clause (a) above and the shares of Premiere Common Stock delivered pursuant to clause (b) above shall be distributed by TeleT as set forth on Schedule 1.2.1 hereto.

          1.3 Liabilities Assumed.  In connection with the purchase of the TeleT
              -------------------
Assets, on the Closing Date, Sub will assume, from and after the Closing Date, the Assumed Liabilities. Except for the Assumed Liabilities which Sub expressly assumes on the Closing Date:

          (a) neither Sub nor Premiere will assume, or be deemed to have assumed, or otherwise be responsible in any respect for, any Liabilities of TeleT of any kind; and

          (b) TeleT shall pay and satisfy all of its Liabilities, whether now existing or hereafter arising.

          1.4 Time and Place of Closing.  The The closing of the transactions
              -------------------------
contemplated hereby (the "Closing") will take place at 10:00 A.M. Eastern Time on September 18, 1996 or at such other time as the Parties may mutually agree. The Closing shall be held at the offices of Alston & Bird, 1201 West Peachtree Street, Atlanta, Georgia or such other location as may be mutually agreed upon by the Parties.

                                   ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF TELET AND THE MEMBERS
            -------------------------------------------------------

          TeleT and the Members, jointly and severally, hereby represent and warrant to Premiere as of the date of the execution of this Agreement and as of the Closing Date as follows:

          2.1 Organization, Standing, and Power.  TeleT is a limited liability
              ---------------------------------
company duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the power and authority to carry on the Business as now conducted and to own, lease and operate the TeleT Assets. Connect is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and has the power and authority to carry on its business as then conducted and to own, lease and operate its Assets. Each of TeleT and Connect is duly qualified or licensed to transact business in good standing in the States of the United States and foreign jurisdictions where the character of its respective Assets or the nature or conduct of its respective Business requires it to be so qualified or licensed. The minute book, Articles of Incorporation and Bylaws of Connect, the TeleT Certificate of Formation, the TeleT LLC Agreement and other organizational and governing documents for TeleT and Connect have been made available to Premiere for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and Members thereof.

          2.2 Authority; No Breach By Agreement.
              ---------------------------------

          (a) Each of TeleT, CMG and Connect has the power and authority, and each of the other Members has the capacity and authority, necessary to execute, deliver, and perform its obligations under this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action in respect thereof on the part of TeleT, CMG and the other Members.

          (b) Neither the execution and delivery of this Agreement and the Related Agreements by TeleT and the Members, nor the consummation by TeleT of the transactions contemplated hereby, nor compliance by TeleT with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of TeleT's Certificate of Formation and TeleT LLC Agreement, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any of the TeleT Assets under, any Contract or Permit of TeleT, or, (iii) subject to receipt of the requisite Consents referred to in Section 6.1(b), violate any Law or Order applicable to TeleT or any of the TeleT Assets.

          (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by TeleT of the other transactions contemplated in this Agreement.


          2.3 Interests.
              ---------

          (a) The authorized capital interests of TeleT consists of (i) 800,000 Common Membership Units, of which 121,622 are issued and outstanding as of the date of this Agreement, (ii) 204,723 Series A Preferred Membership Units, 204,723 of which are issued and outstanding as of the date hereof; and (iii) 150,000 Series B Preferred Membership Units, none of which are issued and outstanding as of the date hereof. All of the issued and outstanding Interests of TeleT are duly and validly issued and outstanding and are fully paid and nonassessable under the DLLCA None of the outstanding Interests of TeleT have been issued in violation of any preemptive rights of the current or past Members of TeleT or any Securities Laws.

          (b) Except as set forth in Section 2.3(a), or as disclosed in Section
2.3 of the TeleT Disclosure Memorandum, there are no Membership Interests or other equity securities of TeleT outstanding and no outstanding Rights relating to Membership Interest of TeleT.

          (c) Section 2.3 of the TeleT Disclosure Memorandum sets forth a true and correct list of each Person who holds TeleT Interests, the number of units and class of TeleT Interests so held, and the address of such holder.

          2.4 TeleT Subsidiaries.  TeleT has no Subsidiaries or any investment
              ------------------
in or advance to any other Person.

          2.5 TeleT Financial Statements. Except as set forth in Section 2.5 of
              --------------------------
the TeleT Disclosure Memorandum, each of the TeleT Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the financial position of TeleT as at the respective dates and the results of operations for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          2.6 Absence of Undisclosed Liabilities.  TeleT has no Liabilities,
              ----------------------------------
except Liabilities which are accrued or reserved against in the balance sheets of TeleT as of August 31, 1996, included in the TeleT Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. TeleT has not incurred or paid any Liability since August 31, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice, or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 2.6 of the TeleT Disclosure Memorandum, TeleT is not directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability.

          2.7 Absence of Certain Changes or Events. Since August 31, 1996,
              ------------------------------------
except as disclosed in the TeleT Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.7 of the TeleT Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TeleT Assets or the Business, and (ii) TeleT has not taken any action, or failed to take any action, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of TeleT provided in
Article 4.

          2.8 Tax Matters.
              -----------

          (a) All Tax Returns required to be filed by or on behalf of any of the TeleT Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Closing, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the TeleT Companies.

          (b) None of the TeleT Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due

(excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) The provision for any Taxes due or to become due for any of the TeleT Companies for the period or periods through and including the date of the respective TeleT Financial Statements that has been made and is reflected on such TeleT Financial Statements is sufficient to cover all such Taxes.

          (d) Deferred Taxes of the TeleT Companies, if any, have been provided for in accordance with GAAP.

          (e) None of the TeleT Companies is a party to any Tax allocation or sharing agreement and none of the TeleT Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TeleT) has any Liability for Taxes of any Person (other than TeleT and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Connect or otherwise.

          (f) Each of the TeleT Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-
9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

          (g) None of the TeleT Companies have made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the TeleT Companies that occurred during or after any Taxable Period in which the TeleT Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1995.

          (i) No TeleT Company has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          2.9 Assets
              ------

          (a) Except as disclosed in Section 2.9 of the TeleT Disclosure Memorandum or as disclosed or reserved against in the TeleT Financial Statements, TeleT has good and marketable title, free and clear of all Liens, to all of the TeleT Assets. All tangible properties included in the TeleT Assets are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with TeleT's past practices.

          (b) The accounts receivable of TeleT as set forth on the most recent balance sheet included in the TeleT Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and, to TeleT's knowledge, are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the TeleT Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet.

          (c) All TeleT Assets which are material to the Business on a consolidated basis, held under leases or subleases by TeleT, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

          (d) TeleT currently maintains insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. TeleT has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claims in excess of such amounts have been given by TeleT under such policies.

          (e) The TeleT Assets include all Assets required to operate the Business as presently conducted.

          2.10  Intellectual Property.  TeleT owns or has a license to use all
                ---------------------
of the Intellectual Property used by TeleT in the course of its business. TeleT is the owner of or has a license to any Intellectual Property sold or licensed to a third party by TeleT in connection with the Business, and TeleT has the right to convey by sale or license any Intellectual Property so conveyed to Sub free and clear of any Lien. TeleT is not in Default under any of its Intellectual Property licenses. Each Intellectual Property license (other than "shrink wrap" licenses of commercially available software) is described in
Section 2.10 of the TeleT Disclosure Memorandum. No proceedings have been instituted, or are pending or to the Knowledge of TeleT threatened, which challenge the rights of any TeleT Company with respect to Intellectual Property used, sold or licensed by TeleT in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of TeleT does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 2.10 of the TeleT Disclosure Memorandum, TeleT is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section
2.10 of the TeleT Disclosure Memorandum, every officer, director, or employee of TeleT is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property with respect to the Business to TeleT and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a TeleT Company, and no such officer, director or employee is party to any Contract with any Person other than TeleT which requires such officer, director or employee to assign any interest in any Intellectual Property with respect to the Business to any Person other than TeleT or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than

TeleT. No officer, director or employee of TeleT is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person. The Intellectual Property does not include any inventions of the employees made prior to the time such employees became employees of TeleT nor any intellectual property of any previous employer of such employee.

          2.11    Software.  The computer software of TeleT included in the
                  --------
Intellectual Property (the "Software") performs in accordance with the documentation and other written material used in connection with the Software and, is free of defects in programming and operation to the extent the Software is used in commerce, is in machine-readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software. TeleT has delivered to Premiere complete and correct copies of all user and technical documentation related to the Software. Neither TeleT nor, to the Knowledge of TeleT, any employee or agent thereof has developed or assisted in the enhancement of the Software, except for enhancements included in the Software to be delivered to Sub pursuant hereto, or the development of any program or product based on the Software or any part thereof except for any program or product to be delivered to Sub pursuant hereto. TeleT has kept secret and has not disclosed the source code for the Software to any person or entity other than certain employees of TeleT who are subject to the terms of a binding confidentiality agreement with respect thereto.

          2.12  Environmental Matters.
                ---------------------

          (a) TeleT and its Operating Properties are, and have been, in compliance with all Environmental Laws.

          (b) There is no Litigation pending or, to the Knowledge of TeleT, threatened before any court, governmental agency, or authority or other forum in which any TeleT Company or any of its Operating Properties or Participation Facilities (or TeleT in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any TeleT Company or any of its Operating Properties or Participation Facilities.

          (c) During the period of (i) any TeleT Company's ownership or operation of any of their respective current properties, (ii) any TeleT Company's participation in the management of any Participation Facility, or
(iii) any TeleT Company's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any TeleT Company's ownership or operation of any of their respective current properties, (ii) any TeleT Company's participation in the management of any Participation Facility, or (iii) any TeleT Company's holding of a security interest in a Operating

Property, to the Knowledge of TeleT, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

          2.13  Compliance with Laws.  TeleT has in effect all Permits necessary
                --------------------
for it to own, lease, or operate the TeleT Assets and to carry on the Business as now conducted, and there has occurred no Default under any such Permit.
TeleT:

          (a) is not in Default under any of the provisions of its Certificate of Formation or TeleT LLC Agreement (or other governing instruments);

          (b) is not in Default under any Laws, Orders, or Permits applicable to its business or employees conducting the Business; and

          (c) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that TeleT is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or
   (iii) requiring TeleT enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Premiere.

          2.14  Labor Relations. TeleT is not the subject of any Litigation
                ---------------
asserting that it or any other TeleT Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other TeleT Company to bargain with any labor organization as to wages or conditions of employment, nor is TeleT a party to any collective bargaining agreement, nor is there any strike or other labor dispute involving TeleT Company, pending or, to the Knowledge of TeleT, threatened, nor is there any activity involving any of TeleT's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          2.15  Employee Benefit Plans.
                ----------------------

          (a) TeleT has disclosed in Section 2.15 of the TeleT Disclosure Memorandum, and has delivered or made available to Premiere prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by TeleT or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "TeleT Benefit Plans"). Any of the TeleT Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "TeleT ERISA Plan." Each TeleT ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "TeleT Pension Plan." No TeleT Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

       (b) All TeleT Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each TeleT ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and TeleT is not aware of any circumstances likely to result in revocation of any such favorable determination letter. TeleT has not engaged in a transaction with respect to any TeleT Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject TeleT to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

       (c) No TeleT Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any TeleT Pension Plan, (ii) no change in the actuarial assumptions with respect to any TeleT Pension Plan, and (iii) no increase in benefits under any TeleT Pension Plan as a result of plan amendments or changes in applicable Law. Neither any TeleT Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by TeleT, or the single-employer plan of any entity which is considered one employer with TeleT under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. TeleT has not provided, nor is required to provide, security to a TeleT Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

          (d) Except as disclosed in Section 2.15 of the TeleT Disclosure Memorandum, TeleT has no Liability for retiree health and life benefits under any of the TeleT Benefit Plans and there are no restrictions on the rights of TeleT to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

          (e) Except as disclosed in Section 2.15 of the TeleT Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of TeleT under any TeleT Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any TeleT Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (f) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of TeleT and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the TeleT Financial Statements to the extent required by and in accordance with GAAP.

          2.16  Material Contracts. Except as disclosed in Section 2.16 of the
                ------------------
TeleT Disclosure Memorandum or otherwise reflected in the TeleT Financial Statements, neither TeleT nor any of the TeleT Assets, the Business, or operations, is a party to, or is bound by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $5,000,
(ii) any Contract relating to the borrowing of money by TeleT or the guarantee by TeleT of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts TeleT from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among TeleT Companies, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by TeleT, and (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $5,000), (together with all Contracts referred to in Sections 2.10 and 2.15(a), the "TeleT Contracts"). With respect to each TeleT Contract and except as disclosed in Section 2.16 of the TeleT Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) TeleT is not in Default thereunder; (iii) TeleT has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of TeleT, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of TeleT for money borrowed is prepayable at any time by TeleT without penalty or premium.

          2.17  Legal Proceedings. There is no Litigation instituted or pending,
                -----------------
or, to the Knowledge of TeleT, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against TeleT, or against any director, employee or employee benefit plan of TeleT, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against TeleT. Section 2.17 of the TeleT Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which TeleT is a party and which names TeleT as a defendant or cross-defendant or for which TeleT has any potential Liability.

   2.18  Reports.  Since the date of organization of TeleT, TeleT has timely
         -------
filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   2.19  Tax and Regulatory Matters.  Neither TeleT nor any Member or any
         ---------------------------
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

   2.20  Investment Representation.  TeleT understands that the shares of
         -------------------------
Premiere Common Stock to be issued to TeleT under this Agreement have not been registered by Premiere under the Securities Laws and, therefore, the shares cannot be sold or otherwise transferred unless either they are registered under the Securities Laws or an exemption from such registration is available TeleT is acquiring such shares of Premiere Common Stock for investment and not with the intent to distribute such shares, except in compliance with the Securities Laws. TeleT understands that certificates evidencing such shares will contain a customary restrictive legend relating to the foregoing understanding and stop transfer instructions will be filed with Premiere's transfer agent to ensure compliance with the Securities Laws.


                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF PREMIERE
                  ------------------------------------------

   Premiere and Sub hereby represent and warrant to TeleT and the Members as follows:

   3.1 Organization, Standing, and Power.  Each of Premiere and Sub is a
       ---------------------------------
corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Each of Premiere and Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premiere.

   3.2 Authority; No Breach By Agreement.
       ---------------------------------

       (a) Each of Premiere and Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premiere and Sub. This Agreement and the Related Agreements represent legal, valid, and binding obligations of Premiere and Sub enforceable against Premiere and Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

       (b) Neither the execution and delivery of this Agreement and the Related Agreements by Premiere and Sub, nor the consummation by Premiere and Sub of the transactions contemplated hereby, nor compliance by Premiere and Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Premiere's or Sub's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Premiere Company under, any Contract or Permit of any Premiere Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premiere, or, (iii) subject to receipt of the requisite Consents referred to in Section 6.1(b), violate any Law or Order applicable to any Premiere Company or any of their respective material Assets.

       (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premiere, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Premiere or Sub of transactions contemplated in this Agreement.

   3.3 Capital Stock.
       -------------

       (a) The authorized capital stock of Premiere consists of (i) 150,000,000 shares of Premiere Common Stock, of which 20,940,823 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Premiere Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Premiere Capital Stock are, and all of the shares of Premiere Common Stock to be issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Premiere Capital Stock has been, and none of the shares of Premiere Common Stock to be issued in accordance with the terms of this Agreement will be, issued in violation of any preemptive rights of the current or past Stockholders of Premiere.

       (b) Except as set forth in Section 3.3(a), or as disclosed in Section 3.3 of the Premiere Disclosure Memorandum, there are no shares of capital stock or other equity securities of Premiere outstanding and no outstanding Rights relating to the capital stock of Premiere.

   3.4 SEC Filings; Financial Statements.
       ---------------------------------

       (a) Premiere has timely filed and made available to TeleT all SEC Documents required to be filed by Premiere since December 31, 1995 (the "Premiere SEC Reports"). The Premiere SEC Reports (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Premiere SEC Reports or necessary in order to make the statements in such Premiere SEC Reports, in light of the circumstances under which they were made.

       (b) Each of the Premiere Financial Statements (including, in each case, any related notes) contained in the Premiere SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except to the extent required by changes in generally accepted accounting principles, as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Premiere and its Subsidiary as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

   3.5 Absence of Undisclosed Liabilities.  No Premiere Company has any
       ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premiere, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Premiere as of December 31, 1995 and June 30, 1996, included in the Premiere Financial Statements or SEC Reports delivered prior to the date of this Agreement or reflected in the notes thereto. No Premiere Company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or
(ii) in connection with the transactions contemplated by this Agreement.

   3.6 Absence of Certain Changes or Events.  Since June 30, 1996, except as
       ------------------------------------
disclosed in the Premiere Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 3.6 of the Premiere Disclosure

Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premiere, and (ii) the Premiere Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Premiere provided in Article 7.


                                   ARTICLE 4
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

   4.1 Affirmative Covenants of TeleT.  From the date of this Agreement until
       ------------------------------
the earlier of the Closing or the termination of this Agreement, unless the prior written consent of Premiere shall have been obtained, and except as otherwise expressly contemplated herein, TeleT shall (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 6.1(b) or 6.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

   4.2 Negative Covenants of TeleT.  From the date of this Agreement until the
       ---------------------------
earlier of the Closing or the termination of this Agreement, unless the prior written consent of Premiere shall have been obtained, and except as otherwise expressly contemplated herein, TeleT covenants and agrees that it will not do or agree or commit to do any of the following:

       (a) amend the Certificate of Formation or TeleT LLC Agreement, or

       (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $5,000, or impose, or suffer the imposition, on any Asset of TeleT of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the TeleT Disclosure Memorandum); or

       (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any Interests, or any securities convertible into any , of the Interests of TeleT, or declare or pay any dividend or make any other distribution in respect of TeleT's Interests; or

       (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional Interest of TeleT or any Interest appreciation rights, or any option, warrant, or other Right; or

       (e) adjust, split, combine or reclassify any Interest of TeleT or issue or authorize the issuance of any other securities in respect of or in substitution for Interests of TeleT, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

       (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person; or

       (g) grant any increase in compensation or benefits to the employees or officers of TeleT; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 4.2(g) of the TeleT Disclosure Memorandum; and enter into or amend any severance agreements with officers of TeleT; grant any increase in fees or other increases in compensation or other benefits to directors of TeleT; or

       (h) enter into or amend any employment, consulting or management Contract between TeleT and any Person (unless such amendment is required by Law) that TeleT does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing Date; or

       (i) adopt any new employee benefit plan of TeleT or terminate or withdraw from, or make any change in or to, any existing employee benefit plans of TeleT; or

       (j) make any change in any Tax or accounting methods or systems of internal accounting control, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

       (k) commence any Litigation, settle any Litigation involving any Liability of TeleT for material money damages or restrictions upon the operations of TeleT; or

       (l) enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $5,000) or waive, release, compromise or assign any material rights or claims.

       4.3 Covenants of Premiere.  From the date of this Agreement until the
           ---------------------
earlier of the Closing or the termination of this Agreement, unless the prior written consent of TeleT shall have been obtained, and except as otherwise expressly contemplated herein, Premiere covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Premiere Common Stock and the business prospects of the Premiere Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Premiere Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 6.1(a) or 6.1(b), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Premiere Company from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Premiere, desirable in the conduct of the business of Premiere and its Subsidiaries. Premiere further covenants and agrees that it will not, without the prior written consent of TeleT, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of Premiere, in each case, in any manner adverse to the holders of TeleT Interests as compared to rights of holders of Premiere Common Stock generally as of the date of this Agreement.


                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS
                             ---------------------

       5.1 Exchange Listing. Premiere shall use its reasonable efforts to list,
           ----------------
prior to the Closing, on the Nasdaq National Market the shares of Premiere Common Stock to be issued to TeleT pursuant to this Agreement, and Premiere shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

       5.2 Investigation and Confidentiality.
           ---------------------------------

           (a) Prior to the Closing, each Party shall keep the other Party advised of all material developments relevant to its business and to the consummation of the transactions contemplated hereby and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

           (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

       5.3 Press Releases.  Prior to the Closing, the Members, TeleT and
           --------------
Premiere shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
5.3 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

       5.4 Certain Actions.  Except with respect to this Agreement and the
           ---------------
transactions contemplated hereby, neither TeleT nor any Member nor any Affiliate thereof nor any Representatives thereof retained by TeleT shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of TeleT, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to TeleT's Members under applicable law, neither TeleT, any Member or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but TeleT may communicate information about such an Acquisition Proposal to it Members if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. TeleT and each Member shall promptly advise Premiere following the receipt of any Acquisition Proposal and the details thereof, and advise Premiere of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. TeleT and each Member shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

       5.5 Change of Name.  On the Closing Date, TeleT shall change its name to
           --------------
a name that does not include the words TeleT, Connect or any derivation thereof or other name confusingly similar thereto (a "TeleT Name") and thereafter shall not use or otherwise refer to itself in any way utilizing a TeleT Name and shall take all steps necessary to avoid any confusion or association between itself and any Premiere Company.

       5.6 Transferred Employees.  One or more of the Premiere Companies may,
           ---------------------
but shall not be obligated to, offer employment to certain Persons listed on
Schedule 5.6 hereof who are or were prior to the Closing Date employees of TeleT, on such terms and conditions as the relevant Premiere Company shall deem appropriate. Any such employees who desire to accept employment with a Premiere Company (a "Transferred Employee") shall be allowed by TeleT to accept such employment. Neither TeleT nor any Member of TeleT shall, for a period of five years following the Closing Date, solicit for employment or employ or assist any other Person in soliciting for employment or employ any Transferred Employee or directly or indirectly request or cause a Transferred Employee to terminate his or her employment with a Premiere Company.

       5.7 Noncompetition.  For a period of five years following the Closing
           --------------
Date, TeleT shall not, directly or indirectly, (i) as an individual proprietor, partner, stockholder, officer, employee, director, member, manager, joint venturer, investor, lender or in any other capacity whatsoever (except as a passive holder of not more than two percent of the total outstanding stock of a publicly-held company), engage anywhere in the world in the business of developing, producing, marketing , licensing or selling products or services or any kind or type which were developed or were being developed, produced, marketed, licensed or sold by TeleT on or prior to the Closing Date

(collectively, the "TeleT Products") or (ii) solicit, divert, or take away, or attempt to divert or take away, any business of any of the clients, customers or accounts of TeleT or any Premiere Company with respect to any TeleT Products.

       5.8 Trade Secrets.  At all times from and after the date of this
           -------------
Agreement, TeleT and all Members of TeleT agree to hold any Trade Secrets of TeleT in trust and strictest confidence and not to use, reproduce, distribute, disclose or otherwise disseminate the TeleT Trade Secrets or any physical embodiments thereof.

       5.9 Allocation of Purchase Price and Reporting.  The consideration paid
           ------------------------------------------
by Sub for the purchase of the TeleT Assets pursuant to this Agreement shall be allocated among the TeleT Assets in the manner determined by Premiere in its reasonable judgment, which allocation shall be presented to TeleT by February 15, 1997. TeleT and Premiere each covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 5.9.

       5.10  Sales Tax.  Premiere shall be responsible for the payment of sales
             ---------
tax, if any, due under Maryland Law relating to the TeleT Assets transferred hereunder based upon a reasonable valuation of such Assets as determined by Premiere.


                                   ARTICLE 6
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

       6.1 Conditions to Obligations of Each Party.  The respective obligations
           ---------------------------------------
of each Party to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.6:

       (a) Regulatory Approvals. All Consents of, filings and registrations
           --------------------
   with, and notifications to, all Regulatory Authorities required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Premiere would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, Premiere would not, in its reasonable judgment, have entered into this Agreement.

       (b) Consents and Approvals.  Each Party shall have obtained any and all
           ----------------------
   Consents required for consummation of the transactions contemplated hereby (other than those referred to in Section 6.1(a)) or for the preventing of any Default under any Contract or Permit of such Party.

   No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Premiere would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

       (c) Legal Proceedings. No court or governmental or regulatory authority
           -----------------
   of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

       6.2 Conditions to Obligations of Premiere. The obligations of Premiere to
           -------------------------------------
perform this Agreement and the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Premiere pursuant to Section 9.6(a):

       (a) Representations and Warranties.  The representations and warranties
           ------------------------------
   of TeleT and the Members set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date); provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

       (b) Performance of Agreements and Covenants.  Each and all of the
           ---------------------------------------
   agreements and covenants of TeleT and the Members to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing shall have been duly performed and complied with.

       (c) Certificates. TeleT shall have delivered to Premiere (i) a
           ------------
   certificate, dated as of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to TeleT and in Section 6.2(a) and 6.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by TeleT's Board of Directors and Members evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Premiere and its counsel shall request.

       (d) Conveyance Documents.  Sub shall have received such assignments,
           --------------------
   bills of sale and other instruments of transfer and conveyance (including, without limitation, conveyance documents from Connect) as, in the opinion of Sub, shall be effective to vest in Sub valid legal title to the TeleT Assets in accordance with the terms of this Agreement as well as such termination statements, releases, satisfactions and other instruments as, in the opinion of Sub, shall be required to evidence payment, satisfaction and cancellation of record of all Liens which affect ownership and title to the TeleT Assets.

       (e) Opinion of Counsel to TeleT. Premiere shall have received an opinion of Shapiro and Olander, counsel to TeleT and certain of the Members, dated as of the Closing, in form reasonably satisfactory to Premiere, as to the matters set forth in Exhibit A.

       (f) Opinion of Counsel to CMG.  Premiere shall have received the opinion
           --------------------------
   of Palmer & Dodge, counsel to CMG, dated as of the Closing, in form reasonably satisfactory to Premiere as to the matters set forth on Exhibit B.

       (g) Escrow Agreement. Each Member shall have executed and delivered the
           ----------------
   Escrow Agreement.

       (h)  Employment Agreements.  Each of Gregg Freishtat and James Leitess
            ----------------------
   shall have entered in to Employment and Non-Competition Agreements with Premiere or a Premiere Subsidiary on terms and conditions which are reasonably satisfactory to Premiere.

       (i) Invention and Confidentiality Agreements.  All employees of TeleT
           ----------------------------------------
   listed on Schedule 5.6 shall have executed and delivered to Premiere invention, noncompetition and confidentiality agreements in form and substance satisfactory to Premiere.

       (j) Investment Representation and Lockup Agreements.  Each Member of
           ------------------------------------------------
   TeleT who is to receive a distribution of shares of Premiere Common Stock issued in connection with this Agreement shall have executed and delivered to Premiere the Investment Representation and Lockup Agreement in form and substance satisfactory to Premiere.

       (j) CMG Agreements.  TeleT and CMG shall have complied with the CMG
           ---------------
   Agreements, and CMG shall have no further rights thereunder with respect to the TeleT Assets, pursuant to such agreement or instrument in form and substance satisfactory to Premiere.

       (k) Klawans Note.  Klawans shall release any and all rights under the
           ------------
   Klawans Note with respect to the TeleT Assets, pursuant to such agreement or instrument in form and substance satisfactory to Premiere.

       (l) Connect Contribution.  Connect shall have contributed to the capital
           --------------------
   of TeleT, $80,000 received from the exercise of options to purchase 12,500 shares of Connect common stock.

       (m) Calling Card Agreement.  Premiere Communications, Inc. ("Premiere
           ----------------------
   Communications") and Planet Direct Corporation ("Planet Direct") shall have entered into a Calling Card Agreement in form and substance reasonably satisfactory to Premiere Communications and Planet Direct.

       (n) Software Development Agreement.  TeleT and Planet Direct shall have
           ------------------------------
entered into a Software Development and Operations Agreement in form and substance reasonably satisfactory to TeleT, Planet Direct and Premiere.

       6.3 Conditions to Obligations of TeleT and the Members. The obligations
           --------------------------------------------------
of TeleT and the Members to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by TeleT pursuant to Section 9.6(b):

       (a) Representations and Warranties.  The representations and warranties
           ------------------------------
   of Premiere and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

       (b) Performance of Agreements and Covenants.  Each and all of the
           ---------------------------------------
   agreements and covenants of Premiere to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing shall have been duly performed and complied with in all material respects.


       (c) Certificates. Premiere shall have delivered to TeleT (i) a
           ------------
   certificate, dated as of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to Premiere and in Section 6.3(a) and 6.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Board of Directors of Premiere and Sub and the sole shareholder of Sub evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as TeleT and its counsel shall request.

       (d) Assumption Documents.  TeleT shall have received such agreement or
           --------------------
   instruments of assumption as, in the opinion of TeleT, shall be necessary to effect Sub's assumption of the Assumed Liabilities in accordance with the terms of this Agreement.

       (e) Opinion of Counsel. TeleT shall have received an opinion of Alston &
           ------------------
   Bird, counsel to Premiere, dated as of the Closing, in form reasonably acceptable to TeleT, as to the matters set forth in Exhibit C.

       (f) Registration Rights. Premiere and CMG shall have executed and
           -------------------
   delivered the Stock Restriction and Registration Rights Agreement, in the form attached hereto as Exhibit D.

       (g) Employee Agreements.  Premiere or a Premiere subsidiary shall have
           -------------------
   entered into Employment and Noncompetition Agreements with each of Gregg

   Freishtat and James Leitess on terms and conditions reasonably satisfactory to Messrs. Freishtat and Leitess.

       (h) Stock Options.  Premiere shall have granted to certain of the
           -------------
   Transferred Employees options to purchase Premiere Common Stock at the Fair Market Value of all stock on the date of Closing and on such other terms and conditions as are reasonably satisfactory to such Transferred Employees and Premiere as set forth on Schedule 6.3(h).

       (i) Software Development Agreement.  TeleT and Planet Direct shall have
           ------------------------------
   entered into a Software Development and Operations Agreement in form and substance reasonably satisfactory to TeleT, Planet Direct and Premiere.

       (j) Calling Card Agreement.  Premiere Communications and Planet Direct
           ----------------------
   shall have entered into a Calling Card Agreement in form and substance reasonably satisfactory to Premiere Communications and Planet Direct.


                                   ARTICLE 7
                                INDEMNIFICATION
                                ---------------

       7.1 Agreement of Indemnitors to Indemnify.  Subject to the terms and
           -------------------------------------
conditions of this Article 7, Indemnitors jointly and severally agree to indemnify, defend, and hold harmless Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

       (a) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Member or TeleT contained in or made pursuant to this Agreement, any Related Agreement or in any certificate, Schedule, or Exhibit furnished by Indemnitors in connection herewith and for purposes of this Section 7.1(a) any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect,", and any limitation of such representations and warranties as being "to the Knowledge of," or "known to" or words of similar effect, shall be disregarded, in determining any inaccuracy, untruth, incompleteness or breach thereof;

       (b) a breach of or failure to perform any covenant or agreement of the Member or TeleT made in this Agreement;

       (c) any Liability of TeleT or any TeleT Company, other than the Assumed Liabilities;

       (d) without limiting the application of Sections 7.1(a), 7.1(b) and 7.1(c), any Third Party Claim arising out of or relating to any act or omission by TeleT, Connect, any TeleT Company, and any shareholder, Member, director, officer, employee or agent of any of the foregoing occurring prior to the Closing; or

       (e) without limiting the application of Sections 7.1(a), 7.1(b), 7.1(c) or 7.1(d), any Third Party Claim (including, without limitation, any Third Party Claim arising out of the matters, described in Sections 2.10 and 2.17 of the TeleT Disclosure Memorandum) of patent infringement, copyright infringement contributory infringement or inducing infringement resulting from the manufacture, use, sale, importation or licensing of (i) TeleT's products as they exist at the Closing, including those products currently known as AMAIL, DIALWEB, CROSS MEDIA MESSAGING and PERSONAL COMMUNICATIONS CONTROL CENTER (both PC2 and PC3), (ii) any products substantially equivalent to TeleT's products as they exist at the Closing, including those products currently known as AMAIL, DIALWEB, CROSS MEDIA MESSAGING or PERSONAL COMMUNICATIONS CONTROL CENTER (both PC2 and PC3), or (iii) any Software or other Intellectual Property as they exist at the Closing transferred to Sub pursuant to this Agreement including the Software and computer based tools CTTP, CTTPD, a CTML and other distributed telephone Software; excepting, however, in all cases, those products, substantially equivalent products, Software, or other Intellectual Property that infringe only to the extent of changes made thereto after the Closing Date.

   7.2 Limitations on Indemnification.
       ------------------------------

       (a) The indemnification obligations set forth in Sections 7.1(a), (b),
   (c) and (d) shall survive the Closing Date and continue thereafter for a period of eighteen (18) months with respect to the CMG Escrow Assets and for the period of twenty-four (24) months with respect to the Other Indemnitors' Escrow Assets, provided that any Indemnification Claim under Section 10.1(a),
   (b), (c) and (d) made prior to the end of (i) the eighteen (18) months period following the Closing Date with respect to the CMG Escrow Assets and (ii) the twenty-four (24) months period following the Closing Date with respect to the Other Indemnitors' Escrow Assets shall survive until paid or otherwise resolved in accordance with the terms of this Agreement.

       (b) The indemnification obligations set forth in Section 7.1(e) shall survive the Closing Date and continue thereafter for a period of five (5) years with respect to the CMG Escrow Assets and for a period of six (6) years with respect to the Other Indemnitors' Escrow Assets; provided, however, that any Indemnification Claim under section 7.1(e) made prior to the end of the
   (i) the five (5) years period following the Closing Date with respect to the CMG Escrow Assets and (ii) the six (6) years period following the Closing Date with respect to the Other Indemnitors' Escrow Assets shall survive until paid or otherwise resolved in accordance with the terms of this Agreement. provided, however, that if no Indemnification Claim under Section 7.1(e)
   --------  -------
   exists on the fourth anniversary of the Closing Date, then one-half (1/2) of the CMG Escrow Assets held pursuant to the Escrow Agreement shall be immediately released and distributed to CMG and one-half (1/2) of the Other

   Indemnitors' Escrow Assets held pursuant to the Escrow Agreement shall be immediately released and distributed on a pro rata basis to the Other Indemnitors. If no Indemnification Claim under Section 7.1(e) exists on the fifth anniversary of the Closing Date, then all of the CMG Escrow Assets held pursuant to the Escrow Agreement shall be immediately released and distributed to CMG, and one-half (1/2) of the Other Indemnitors' Escrow Assets then held pursuant to the Escrow Agreement shall be immediately released and distributed on a pro rata basis to the Other Indemnitors. If no Indemnification Claim under Section 7.1(e) exists on the sixth anniversary of the Closing Date, then all of the Other Indemnitors' Escrow Assets then held pursuant to the Escrow Agreement shall be immediately released and distributed on a pro rata basis to the Other Indemnitors. Notwithstanding any of the foregoing, if, on any of the fourth, fifth or sixth anniversaries of the Closing Date there exists an Indemnification Claim or Claims that have not been resolved, then the amount of Escrow Assets otherwise distributable on that date shall be withheld from distribution pending resolution of such Claims pursuant to the terms of this Agreement.

       (c) The Indemnitors shall have no obligation for indemnification under this Article 7 unless and until the aggregate amount of Losses (on a cumulative basis) claimed against all Indemnitors exceed Fifty Thousand Dollars ($50,000); provided that once the aggregate Indemnification Claims reach that amount, there shall be no limitation on the ability to assert Claims hereunder and the Indemnitees shall be liable for all such Indemnification Claims, including amounts required to reach the Fifty Thousand Dollars ($50,000) threshold.

       (d) In no event shall the indemnification obligations of CMG hereunder exceed the lesser of (i) Nine Hundred Thousand Dollars ($900,000) or (ii) the CMG Escrow Assets. In no event shall the indemnification obligations of the Other Indemnitors, individually or in the aggregate, hereunder exceed the lesser of (i) Nine Hundred Thousand Dollars ($900,000) or (ii) the Other Indemnitors' Escrow Assets.

       (e) Any indemnification obligations hereunder (other than those arising with respect to an Indemnification Claim under Section 7.1(e)) shall first be satisfied by the setoff of such Losses on a pro rata basis against all of the Other Indemnitors' Escrow Assets, and no CMG Escrow Assets shall be used to satisfy any such Claim until the Other Indemnitors' Escrow Assets have been exhausted. Notwithstanding the foregoing, any indemnification obligations arising hereunder with respect to Indemnification Claims under Section 7.1(e) shall first be satisfied by a set-off of one-third (1/3) of such Losses against the CMG Escrow Assets and two-thirds (2/3) of such Losses on a pro rata basis against all of the Other Indemnitors' Escrow Assets; provided, however, that once the Other Indemnitors' Escrow Assets have been exhausted, any Losses remaining under such Claim may be satisfied from the CMG Escrow Assets to the extent of such Escrow Assets.

       7.3 Procedures for Indemnification.
           ------------------------------

       (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor Representative requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

       (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 7.4 shall be observed by the Indemnitee and the Indemnitor Representative.

       (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor Representative shall have 45 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor Representative on behalf of all Indemnitors, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Indemnitor Representative and the dispute is not resolved by such Indemnitee and the Indemnitor Representative within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 7.10.

       (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor Representative and the Indemnitee or by an arbitration award or by any other final adjudication, the obligation of the Indemnitors shall be immediately satisfied through the withdrawal from Escrow of a sufficient amount of Escrowed Assets as provided in Section 7.2 of this Agreement and the Escrow Agreement.

       7.4 Third Party Claims.  The obligations and liabilities of the parties
           ------------------
hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

       (a) The Indemnitee shall give the Indemnitor Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor Representative, on behalf of the Indemnitors, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor Representative of such claim shall not relieve the Indemnitors of any liability that they may have with respect to such claim except to the extent the Indemnitor Representative demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor Representative shall be an acknowledgment of the obligation of the Indemnitors to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor Representative fails or refuses to undertake the defense of such Third Party Claim within thirty (30) days after written notice of such claim has been given to the Indemnitor Representative by the Indemnitee (or such shorter period if necessary to avoid prejudice to the defense of such Third Party Claim), the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in
   Section 7.3 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

       (b) No settlement of a Third Party Claim involving the asserted liability of the Indemnitors under this Article shall be made without the prior written consent by or on behalf of the Indemnitor Representative, which consent shall not be unreasonably withheld or delayed. If the Indemnitor Representative assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by the Indemnitor Representative without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitors, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

       (c) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access, without any cost or any unnecessary burden on any Indemnitee, to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

       7.5 Other Rights and Remedies Not Affected.  The representations and
           --------------------------------------
warranties made by TeleT or any Member pursuant to this Agreement and the Related Agreements or in any certificate, schedule or exhibit furnished by such party in connection herewith shall survive the Closing Date for a period following such Closing Date of eighteen (18) months with respect to CMG and the CMG Escrow Assets and for a period of twenty-four (24) months with respect to the Other Indemnitors and the Other Indemnitors' Escrow Assets; provided, however, that the representations and warranties with respect to the Indemnification Obligations set forth in Section 7.1(e) shall survive for the periods and in accordance with the terms and conditions set forth in Article 7 with respect to any Indemnification Claims related thereto. All covenants and agreements of the parties contained herein shall survive in accordance with their respective terms. No third party other than the Indemnitees shall be a third party or other beneficiary of such representations and warranties, and no such third party shall have any rights of contribution against the Indemnitors with respect to such representations or warranties. The rights and remedies of the Indemnitees' (in their capacities as Indemnitees or in any other capacities) at law or in equity with respect to the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Indemnitor made in any capacity contained herein or in any Related Agreement or in any certificate, schedule or exhibit furnished by such party in connection herewith and the survival thereof shall be strictly limited as provided in this Article 7. The rights of the Indemnitees under this Article 7 in their capacity as Indemnitees or in any other capacity) with respect to breaches of covenants and agreements contained in this Agreement are independent of and in addition to such rights and remedies as the Indemnitees may have at law or in equity or otherwise, including without limitation the right to seek specific performance, recession or restitution, none of which rights or remedies shall be affected or diminished hereby.

       7.6 Tax Effect and Insurance.  The liability of the Indemnitors with
           ------------------------
respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitees as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitees as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitors of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in Section 7.10 of this Agreement.

       7.7 Escrow; Right of Setoff Sole Remedy.  Upon notice to the Indemnitor
           -----------------------------------
Representative specifying in reasonable detail the basis therefor, the Indemnitee shall give notice of a Claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to give a notice of a Claim under the Escrow Agreement shall constitute an election of remedies nor limit Indemnitee in any manner in the enforcement of any other remedies that may be available to it; provided, however, that the terms of Section 7.2(d) shall in
                 -------- --------
any case apply. An Indemnitor may at any time substitute funds in the amount of Twenty-Four Dollars ($24) per Escrow Share for any or all of its Escrow Shares, pursuant to the terms of the Escrow Agreement. Such substituted funds shall be invested in United States Treasury obligations. Any Escrow Shares for which funds have been so substituted shall thereupon be immediately released to said Indemnitor. Any distributions, dividends, or accrued interest with respect to Escrow Shares (or any funds substituted therefor), except stock dividends, shall be for the account of the Indemnitor holding title to such Escrow Shares and shall be distributed to the Indemnitors at least every calendar quarter. Premiere's sole and exclusive remedy for satisfaction of an Indemnification Claim pursuant to this Article 7 shall be to make a claim against the Escrowed Assets and regardless of the amount of the Escrowed Assets, no Indemnitor shall have any liability or obligation to Premiere for any indemnification obligation hereunder other than as Premiere may satisfy from the Escrowed Assets.

       7.8 Subrogation.  Upon payment in full of any Indemnification Claim,
           -----------
whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

       7.9 Appointment of Indemnitor Representative.  Each Indemnitor
           ----------------------------------------
constitutes and appoints the Indemnitor Representative as his or her true and lawful attorney-in-fact to act for and on behalf of such Indemnitor in all matters relating to or arising out of this Article 7 and the liability or asserted liability of such Indemnitor hereunder, including specifically, but without limitation, accepting and agreeing to the liability of such Indemnitor with respect to any Indemnification Claim, objecting to any Indemnification Claim, disputing the liability of such Indemnitor, or the amount of such liability, with respect to any Indemnification Claim and prosecuting and resolving such dispute as herein provided, accepting the defense, compromise and settlement of any Third Party Claim on behalf of such Indemnitor or refusing to accept the same, settling and compromising the liability of such Indemnitor hereunder, instituting and prosecuting such actions (including arbitration proceedings) as the Indemnitor Representative shall deem appropriate in connection with any of the foregoing, retaining counsel, accountants, appraisers and other advisers in connection with any of the foregoing, all for the account of the Indemnitor, such Indemnitor agreeing to be fully bound by the acts, decisions and agreements of the Indemnitor representative taken and done pursuant to the authority herein granted. Each Indemnitor hereby agrees to indemnify and to save and hold harmless the Indemnitor Representative from any liability incurred by the Indemnitor Representative based upon or arising out of any act, whether of omission or commission, of the Indemnitor Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Indemnitor Representative that constitute gross negligence or willful misconduct in the exercise by the Indemnitor Representative of the authority herein granted.

       7.10  Arbitration.  All disputes arising under this Article 7 (other than
             -----------
claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Indemnitor Representative and Premiere in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Atlanta, Georgia as may be specified by the arbitrator (or any place agreed to by the Indemnitor Representative, Premiere and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 7; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Indemnitor Representative or Premiere in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitors as one party and the Indemnitees as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

       7.11  Intellectual Property Escrow.  Premiere agrees that for purposes of
             ----------------------------
establishing the Software and other Intellectual Property as it exists at the Closing, as referred to in Section 7.1(e), Premiere will place in escrow with an escrow agent acceptable to CMG and Premiere copies of the Software in source code and object code form with documentation and other written materials used in connection therewith as they exist on the Closing Date.



                                   ARTICLE 8
                                  TERMINATION
                                  -----------

       8.1 Termination. Notwithstanding any other provision of this Agreement,
           -----------
and notwithstanding the approval of this Agreement by the Members of TeleT, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

       (a) By mutual consent of Premiere and TeleT; or

       (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

       (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

       (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Acquisition and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

       (e) By either Party in the event that the transactions contemplated hereby shall not have been consummated by September 30, 1996; or

       (f) By either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled by the date specified in Section 8.1(e).

       8.2 Effect of Termination.  In the event of the termination and
           ---------------------
abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
8.2 and Article 9 and Section 5.2(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 8.1(b), 8.1(c) or

8.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.


                                   ARTICLE 9
                                 MISCELLANEOUS
                                 -------------

       9.1 Definitions.
           -----------

           (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

       "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock, Interests or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

       "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, Member, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

       "AGREEMENT" shall mean this Asset Purchase Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

       "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

       "ASSUMED LIABILITY" shall mean the Liabilities of TeleT listed on
   Schedule 9.1(a) hereto, and no others.

       "CLOSING DATE" shall mean the date on which the Closing occurs.

       "CMG" shall mean CMG@Ventures, L.P., a Delaware limited partnership and Member of TeleT.

       "CMG AGREEMENTS" shall mean the Series A and Series B Convertible Preferred Interest Purchase Agreement; Investor's Rights Purchase Agreement; TeleT Communications, LLC Co-Sale Agreement; Right of First Refusal

   Agreement; Voting Rights Agreement; and Pre-Emptive Rights Agreement each dated as of March 29, 1996 and entered into between TeleT, CMG and certain other parties as stated therein.

       "CMG ESCROW ACCOUNT" shall mean 37,500 Escrow Shares, together with such funds as are substituted for any such Escrow Shares in the amount of Twenty-Four Dollars ($24) per Escrow Share, but less any Escrow Shares (or substituted funds) released and distributed in accordance with the terms of this Agreement and the Escrow Agreement.

       "CMG ESCROW ASSETS" shall mean any Escrow Shares or funds substituted therefor in the CMG Escrow Account at a given time, not including any dividends (except stock dividends), distributions, or accrued interest with respect to such Escrow Shares or funds.

           "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated __________, 1996, between TeleT and Premiere.

       "CONNECT" shall mean Connect, Inc., a Maryland corporation and predecessor of TeleT with respect to the Business.

       "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

       "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

       "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or
   (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

       "DLLCA" shall mean the Delaware Limited Liability Company Act.

       "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.

   ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       "ESCROW AGENT" shall mean the party appointed as such under the Escrow Agreement.

       "ESCROW AGREEMENT" shall mean the form of escrow agreement attached hereto as Exhibit E.

       "ESCROW ASSETS" shall mean the CMG Escrow Assets and the Other Indemnitors' Escrow Assets.

       "ESCROW SHARES" shall mean the shares of Premiere Common Stock delivered to the Escrow Agent pursuant to Article 1.

       "EXCLUDED ASSETS" shall mean (i) the corporate seals, certificates of formation, minute books, registration books, tax returns, books of account or other records having to do with corporate organization of TeleT; (ii) the rights which accrue or will accrue to TeleT under this Agreement; (iii) the rights to any of TeleT's claims for any federal, state, local, or foreign tax refunds; or (iv) the assets, properties or rights set forth on
     Schedule 9.1(b).

       "EXHIBITS" A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

       "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

       "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

       "INDEMNIFICATION CLAIM" shall mean a claim for indemnification under
   Article 7.

       "INDEMNITEES" shall mean Premiere, Sub and their respective officers, directors, shareholders, controlling persons, Affiliates and Representatives.

       "INDEMNITOR REPRESENTATIVE" shall mean Gregg Freishtat or his designee until the Other Indemnitors' Escrow Assets held in the Other Indemnitors' Escrow Account are zero, and thereafter shall mean Andrew Hajducky or CMG's designee.

       "INDEMNITORS" shall mean TeleT and the Members.

       "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

       "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

       "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

       "KLAWANS" shall mean Kenneth J. Klawans, a Member of TeleT.

       "KLAWANS NOTE" shall mean the Subordinated Secured Term Promissory Note dated March 29, 1996 in the original principal amount of $145,225 made by TeleT to Klawans.

       "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

       "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

       "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

          "LOSSES" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles or regulatory accounting principles, and (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written Consent of the other Party in contemplation of the transactions contemplated hereby.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MEMBER" shall mean the members of TeleT and shareholders of Connect.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

          "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "OTHER INDEMNITORS" shall mean the Indemnitors other than CMG.

          "OTHER INDEMNITORS' ESCROW ACCOUNT" shall mean 37,500 Escrow Shares, together with such funds as are substituted for any such Escrow Shares in the amount of Twenty-Four dollars ($24) per Escrow Share, but less any Escrow Shares (or substituted funds) released and distributed in accordance with the terms of this Agreement and the Escrow Agreement.

          "OTHER INDEMNITORS' ESCROW ASSETS" shall mean any Escrow Shares or funds substituted therefor in the Other Indemnitors' Escrow Account at a given time, not including any dividends (except stock dividends), distributions, or accrued interest with respect to such Escrow Shares or funds.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either TeleT or Premiere, and "PARTIES" shall mean both TeleT and Premiere.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PREMIERE CAPITAL STOCK" shall mean, collectively, the Premiere Common Stock, the Premiere Preferred Stock and any other class or series of capital stock of Premiere.

          "PREMIERE COMMON STOCK" shall mean the $.01 par value common stock of Premiere.

          "PREMIERE COMPANIES" shall mean, collectively, Premiere and all Premiere Subsidiaries.

          "PREMIERE DISCLOSURE MEMORANDUM" shall mean the written information entitled "Premiere Technologies, Inc. Disclosure Memorandum" delivered on the date of this Agreement to TeleT describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "PREMIERE SUBSIDIARIES" shall mean the Subsidiaries of Premiere.

          "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          "RELATED AGREEMENTS" shall mean the Escrow Agreement, the Registration Rights Agreement, and the Investment Representation and Lockup Agreements.

          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

          "TELET ASSETS" shall mean all right, title and interest of TeleT in and to (a) the Business as a going concern, (b) the name "TeleT" and all goodwill associated therewith, and (c) all of the assets, properties and rights of TeleT constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated including without limitation the following assets, properties and rights of TeleT used directly or indirectly in the conduct of, or generated by or constituting, the Business:

          (i) all cash or cash equivalents in transit, in hand or in bank accounts;

          (ii) all machinery, equipment, tools, vehicles, furniture, furnishings, goods, and other tangible personal property;

          (iii) all prepaid items, unbilled costs and fees, and accounts, notes and other receivables;

          (iv)  all supplies and inventories and office and other supplies;

          (v) to the extent permitted by applicable law, all rights under any written or oral contract, agreement, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

          (vi) all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor, including, without limitation, the trademark and service mark applications and the applications for copyright registration listed on
     Schedule 9.1(c) hereto;

          (vii) all technologies, methods, formulations, databases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development;

          (viii) all computer software (including documentation and related object and source codes);

          (ix) all rights or choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the TeleT Assets; and

          (x) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing;

provided, however, that the TeleT Assets shall not include the Excluded Assets.

          "TELET COMPANIES" shall mean, collectively, TeleT and all predecessors of TeleT, including, without limitation, Connect (f/k/a CPL Acquisition Corporation), Connect, Inc., a Maryland corporation, Leitess Information Solutions, L.L.C., a Maryland limited liability company, and Planet Communications LLC, a Maryland limited liability company.

          "TELET DISCLOSURE MEMORANDUM" shall mean the written information entitled "TeleT Communications LLC Disclosure Memorandum" delivered on the date of this Agreement to Premiere describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "TELET FINANCIAL STATEMENTS" shall mean (i) the balance sheet (including related notes and schedules, if any) of TeleT as of August 31, 1996, and the related profit and loss statements (including related notes and schedules, if any) for the one month or five months ended August 31, 1996.

          "TELET LLC AGREEMENT" shall mean the TeleT Communications LLC Limited Liability Company Agreement dated as of March 29, 1996 and as amended in connection with the Connect Merger.

          "THIRD PARTY CLAIM" shall mean any Litigation that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which the Indemnitee is entitled to indemnification under Article 7.

          "TRADE SECRETS" shall mean information belonging to TeleT (a) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other Persons who can obtain economic value from its disclosure or use, and (b) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy' provided,
                                                            --------
however, for purposes of Section 5.8 of this Agreement, Trade Secrets shall
-------
not include any information (i) independently developed by any Member and not covered by a duty of confidentiality to TeleT or (ii) within the public domain or obtained from a Person that did not violate any duty of confidentiality to TeleT or any other Person.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:



       Closing                      Section 1.2
       ERISA Affiliate              Section 2.5(b)
       Escrowed Shares              Section 1.2(c)
       Premiere SEC Reports         Section 3.4
       Software                     Section 2.11
       TeleT Benefit Plans          Section 2.14
       TeleT Contracts              Section 2.15
       TeleT ERISA Plan             Section 2.14
       TeleT Pension Plan           Section 2.14

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

          9.2 Expenses.
              --------

          (a) Except as otherwise provided in this Section 9.2 and subject to
Section 7.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

          (b) Nothing contained in this Section 9.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

          9.3 Brokers and Finders.  Each of the Parties represents and warrants
              -------------------
that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by TeleT or Premiere, each of TeleT and Premiere, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          9.4 Entire Agreement.  Except as otherwise expressly provided herein,
              ----------------
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 5.1(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          9.5 Amendments.  To the extent permitted by Law, this Agreement may be
              ----------
amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties.

          9.6 Waivers.
              -------

          (a) Prior to or at the Closing, Premiere, acting through its Board of Directors, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by TeleT or the Members, to waive or extend the time for the compliance or fulfillment by TeleT or the Members of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premiere under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Premiere.

          (b) Prior to or at the Closing, TeleT, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Premiere, to waive or extend the time for the compliance or fulfillment by Premiere of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TeleT and the Members under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TeleT.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          9.7 Assignment.  Except as expressly contemplated hereby, neither this
              ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          9.8 Notices. All notices or other communications which are required or
              -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

       TeleT or
       any Member:           TeleT Communications LLC
                             1700 Reistertown Road, Suite 218
                             Baltimore, Maryland  21208
                             Telecopy Number:  (410) 843-2121
                             Attention:  President

       Copy to Counsel:      Shapiro and Olander
                             36 South Charles Street, 20th Floor
                             Baltimore, Maryland  21201
                             Telecopy Number:  (410) 539-7611
                             Attention:  Lonnie Ritzer, Esq.

                                          and

                             Palmer & Dodge LLP
                             One Beacon Street
                             Boston, Massachusetts  02108-3190
                             Telecopy Number:  (617) 227-4420
                             Attention:  William Williams II, Esq.

       Premiere:             Premiere Technologies, Inc.
                             The Lenox Building, Suite 400
                             3399 Peachtree Road, N.E.
                             Atlanta, Georgia  30326
                             Telecopy Number:  (404) 262-8540
                             Attention:  President

       Copy to Counsel:      Alston & Bird
                             One Atlantic Center
                             1201 West Peachtree Street
                             Atlanta, Georgia  30309-3424
                             Telecopy Number:  (404) 881-7777
                             Attention:  Jeffrey A. Allred, Esq.

          9.9 Governing Law. This Agreement shall be governed by and construed
              -------------
in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

          9.10 Counterparts; Facsimile. This Agreement may be executed in two or
               -----------------------
more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of a signature page by facsimile transmission shall be deemed to be legally sufficient execution and delivery of the page and the agreement or instrument for which it relates.

          9.11  Captions; Articles and Sections.  The captions contained in this
                -------------------------------
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

          9.12  Interpretations.  Neither this Agreement nor any uncertainty or
                ---------------
ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

          9.13  Enforcement of Agreement.  The Parties hereto agree that
                ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.14  Severability.  Any term or provision of this Agreement which is
                ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and attested by officers thereunto as of the day and year first above written.


ATTEST:                       PREMIERE TECHNOLOGIES, INC.


_______________________       By:  /s/ Boland T. Jones
                                   ---------------------------------
                                   Name:   Boland T. Jones
                                           -------------------------
                                   Title:  Chief Executive Officer
                                           -------------------------


ATTEST:                       PTEK ACQUISITION CORPORATION


_______________________       By:  /s/ Boland T. Jones
                                   ---------------------------------
                                   Name:   Boland T. Jones
                                           -------------------------
                                   Title:  Chief Executive Officer
                                           -------------------------


ATTEST:                       TELET COMMUNICATIONS LLC


_______________________       By:  /s/ Gregg Freishtat
                                   ---------------------------------
                                   Name:   Gregg Freishtat
                                           -------------------------
                                   Title:  President
                                           -------------------------


                              THE MEMBERS:

                              CMG@VENTURES, L.P.:

                              By:  CMG@VENTURES, Inc.
                                   Managing General Partner


                                   By:  /s/ David S. Wetherell
                                        ----------------------------
                                        Name:   David S. Wetherell
                                                --------------------
                                        Title:  President
                                                --------------------

                              CONNECT, INC.


                              By:  /s/ Gregg Freishtat
                                   ---------------------------------
                                   Name:   Gregg Freishtat
                                            ------------------------
                                   Title:  President
                                           -------------------------


                              /s/ Kenneth Klawans
                              --------------------------------------
                              Kenneth Klawans

                              /s/ Gregg Freishtat
                              --------------------------------------
                              Gregg Freishtat

                              /s/ James Leitess
                              --------------------------------------
                              James Leitess

                              /s/ Michael Cowden
                              --------------------------------------
                              Michael Cowden

                              /s/ Robert Roswell
                              --------------------------------------
                              Robert Roswell

                              /s/ Philip Sandoval
                              --------------------------------------
                              Philip Sandoval

                              /s/ Steven Thompson
                              --------------------------------------
                              Steven Thompson

                              /s/ Steven Granek
                              --------------------------------------
                              Steven Granek

                              /s/ Charles Rigby
                              --------------------------------------
                              Charles Rigby

                              /s/ William Drewes
                              --------------------------------------
                              William Drewes

                              /s/ Truxton Fulton
                              --------------------------------------
                              Truxton Fulton

                              /s/ Douglas McNaught
                              --------------------------------------
                              Douglas McNaught

                              --------------------------------------
                              Earl Leitess


                              --------------------------------------
                              Steven Leitess


                              --------------------------------------
                              Jeremy Freidberg


                              /s/ Catherine Hisle
                              --------------------------------------
                              Catherine Hisle


                              /s/ Guillemette Brouillat
                              --------------------------------------
                              Guillemette Brouillat


     The undersigned Earl F. Leitess, Steven N. Leitess and Jeremy S. Friedberg are executing the foregoing agreement for the sole purpose of consenting to have their shares become subject to the indemnification provisions of Article 7, inclusive of appointment of Indemnitor Representative, as set forth in Section 7.9.

                              /s/ Earl F. Leitess
                              --------------------------------------
                              Earl F. Leitess

                              /s/ Steven N. Leitess
                              --------------------------------------
                              Steven N. Leitess

                              /s/ Jeremy S. Freidberg
                              --------------------------------------
                              Jeremy S. Freidberg

                                   EXHIBIT A

                    FORM OF OPINION OF SHAPIRO AND OLANDER


     1. TeleT is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the Business in which it is engaged and to own and use the TeleT Assets. TeleT is qualified as a foreign limited liability company to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of the Business requires such qualification and where any statutory fines or penalties or any corporate disability imposed for the failure to qualify would materially and adversely affect TeleT's financial condition or its ability to execute, deliver and perform its obligations under the Agreements.

     2. Neither the execution and delivery of the Agreements by TeleT, nor the consummation by TeleT of any of the transactions contemplated thereby, nor compliance by TeleT with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of TeleT's Certificate of Formation or the TeleT LLC Agreement, or (ii) constitute or result in a Default under, or require any Consent (other than any Consent that has been duly obtained) pursuant to, or result in the creation of any Lien on any TeleT Assets under, any Contract or Permit of TeleT known to us after due inquiry, or (iii) violate any Law or Order known to us after due inquiry to be applicable to TeleT or any of the TeleT Assets.

     3. The execution and delivery by TeleT of the Agreements and the performance by TeleT of its obligations under the Agreements have been duly authorized by all necessary action on the part of the board of directors and Members of TeleT.

     4. Each of the Members of TeleT (other than CMG as to which we express no opinion) has reached his majority and has the legal capacity to enter into those of the Agreements to which he is party and to be legally bound in accordance with the terms thereof.

     5. The Agreements have been duly and validly executed and delivered by TeleT and the Members of TeleT (other than CMG to which we express no opinion) and assuming valid authorization, execution and delivery by the other parties thereto, constitute valid and binding agreements of TeleT and such Members of TeleT (other than CMG as to which we express no opinion) enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

     6. TeleT's authorized membership interests consist of (a) eight hundred thousand (800,000) units of Common Interests, of which 121,622 units are issued and outstanding, and (b) three hundred thousand (300,000) units of Preferred Interests, of which one hundred fifty thousand (150,000) units have been designated Series A Convertible Preferred Interests and one hundred fifty thousand (150,000) units have been designated Series B Convertible Preferred Interests, of which 204,723 units of Series A Convertible Preferred Interests are issued and outstanding, and no Series B Convertible Preferred Interests are issued and outstanding. The outstanding TeleT Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable; all outstanding TeleT Membership Interests were issued and sold in compliance with all applicable Securities Laws; none of the outstanding Membership Interests have been issued in violation of any pre-emptive or similar right. The rights, preferences and privileges of the Series A Convertible Preferred Interests and the Series B Convertible Preferred Interests are as stated in TeleT's Designation of Interests. There are no options, warrants, conversion rights or privileges, pre-emptive rights, or other Rights outstanding to purchase any of the authorized but unissued TeleT Membership Interests.

     7. Except as disclosed in the TeleT Disclosure Memorandum, there is no litigation pending or, to our knowledge, threatened against TeleT before any court, administrative agency or Regulatory Authority.

     8. All Consents required for the consummation by TeleT and the Members of TeleT (other than CMG as to which we express no opinion) of the transactions contemplated by the Agreements have been obtained.

                                   EXHIBIT B

                       FORM OF OPINION OF PALMER & DODGE


     1. CMG is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with full partnership power and authority to carry on the business in which it is engaged and to own and use its Assets. CMG is qualified as a foreign limited partnership to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification and where any statutory fines or penalties or any corporate disability imposed for the failure to qualify would materially and adversely affect CMG's financial condition or ability to execute, deliver and perform its obligations under the Agreements.

     2. Neither the execution and delivery of the Agreements by CMG, nor the consummation by CMG of any of the transactions contemplated thereby, nor compliance by CMG with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of CMG's Certificate of Limited Partnership or the CMG Limited Partnership Agreement, or (ii) constitute or result in a Default under, or require any Consent (other than any Consent that has been duly obtained) pursuant to, or result in the creation of any Lien or any Transferred Asset of CMG under, any Contract or Permit of CMG known to us after due inquiry or, (iii) violate any Law or Order known to us after due inquiry to be applicable to CMG or any of its Transferred Assets.

     3. The execution and delivery by CMG of the Agreements, and the performance by CMG of its respective obligations under the Agreements have been duly authorized by all necessary partnership action on the part of CMG and all necessary corporate action on the part of CMG's general partner.

     4. The Agreements have been duly and validly executed and delivered by CMG and assuming valid authorization, execution and delivery by the other parties thereto, constitute valid and binding agreements of CMG enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

                                   EXHIBIT C

                       FORM OF OPINION OF ALSTON & BIRD


     1. Premiere is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with full corporate power and authority to carry on the business in which it is engaged and to own and use its Assets.

     2. Sub is a corporation duly organized and validly existing and in good standing under the laws of the State of Georgia with full corporate power and authority to carry on the business in which it is engaged and to own and use its Assets.

     3. Neither the execution and delivery of the Agreements by Premiere, nor the consummation by Premiere of any of the transactions contemplated thereby, nor compliance by Premiere with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of Premiere's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of Premiere under, any material Contract or Permit of Premiere known to us after due inquiry, (iii) require any approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any United States or state government authority (other than any filings to be made before or after the Closing under applicable federal and state securities laws), or (iv) violate any Law or Order known to us after due inquiry to be applicable to Premiere or any of its material Assets.

     4. Neither the execution and delivery of the Agreements by Sub, nor the consummation by Sub of any of the transactions contemplated thereby, nor compliance by Sub with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of Sub's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of Sub under, any material Contract or Permit of Sub known to us after due inquiry,
(iii) require any approval, order or authorization of, or registration, qualification, designation, declaration, of filing with, any United States or state governmental authority, or (iv) violate any Law or Order known to us after due inquiry to be applicable to Sub or any of its material Assets.

     5. The execution and delivery by Premiere and Sub of the Agreements, and the performance by Premiere and Sub of their respective obligations under the Agreements have been duly authorized by all necessary corporate action on the part of the board of directors of Premiere and the board of directors and sole stockholder of Sub.

     6. The Agreements have been duly and validly executed and delivered by Premiere and, where applicable, Sub, and assuming valid authorization, execution and delivery by the other parties thereto, constitute valid and binding agreements of Premiere and, where applicable, Sub, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

     7. The issuance, sale and delivery of the shares of Premiere Common Stock to be issued to TeleT as contemplated by the Purchase Agreement, have been duly authorized by all necessary corporate action on the part of Premiere and, when properly issued and delivered in accordance with the terms of the Purchase Agreement , will be fully paid and non-assessable under the Georgia Business Corporation Act.

     8. Based solely on the representations of each of the Members in their respective Investment Representations and Lockup Agreements and by the Members and TeleT in the Purchase Agreement, the offer, issuance and sale to TeleT of the shares of Premiere Common Stock pursuant to the Purchase Agreement are exempt from registration under the Securities Act of 1933, as amended (subject to the timely filing of any required notices with the Securities and Exchange Commission), and from the qualification requirements of all applicable state securities laws (subject to the timely filing of any required notices with appropriate state authorities).

     9. The certificates representing the shares of Premiere Common Stock to be issued pursuant to the Purchase Agreement are in due and proper form and have been validly executed.

                                   EXHIBIT D

              STOCK RESTRICTION AND REGISTRATION RIGHTS AGREEMENT
              ---------------------------------------------------

      THIS STOCK RESTRICTION AND REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into this 18th day of September, 1996 (the "Effective Date"), by and among PREMIERE TECHNOLOGIES, INC., a Georgia corporation ("Premiere" or the "Company") and CMG@VENTURES, L.P., a Delaware limited partnership ("CMG").

                                R E C I T A L S
                                ---------------

      WHEREAS, pursuant to of an Asset Purchase Agreement, dated as of September 18, 1996 , by and among Premiere, PTEK Acquisition Corporation, a Georgia corporation ("Sub"), TeleT Communications LLC, a Delaware limited liability company ("TeleT") and the Members of TeleT (the "Purchase Agreement"), Sub will purchase certain assets and liabilities TeleT (the "Acquisition") in exchange for cash and Premiere common stock ("Premiere Common Stock") a portion of which is to be distributed by TeleT to CMG; and

      WHEREAS, Premiere has agreed, as a condition precedent to TeleT's obligations under the Purchase Agreement, to grant CMG certain registration rights; and

      WHEREAS, Premiere and CMG desire to define such registration rights on the terms and subject to the conditions herein set forth.

      NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

      1.  DEFINITIONS
          -----------

      As used in this Agreement, the following terms have the respective meanings set forth below:

      Closing Date:  shall mean the date of the closing the Acquisition and
      ------------
other transactions contemplated by the Purchase Agreement;

      Commission:  shall mean the Securities and Exchange Commission or any
      ----------
other federal agency at the time administering the Securities Act;

      Exchange Act:  shall mean the Securities Exchange Act of 1934, as amended;
      ------------

      Holder:  shall mean any holder of Registrable Securities;
      ------

      Initiating Holder:  shall mean any Holder or Holders who in the aggregate
      -----------------
are Holders of more than 50% of the then outstanding Registrable Securities;

      Other Stockholders:  shall have the meaning set forth in Section 3(a).
      ------------------

      Person:  shall mean an individual, partnership, joint stock company,
      ------
corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof;

      register, registered and registration: shall mean a registration effected
      --------  ----------     ------------
by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

      Registrable Securities:  shall mean the shares of Premiere Common Stock
      ----------------------
acquired by TeleT under the Purchase Agreement distributed to CMG and any securities of Premiere issued as a dividend or other distribution with respect to, or in exchange for or in replacement of Registrable Securities, provided that Registrable Securities shall cease to be Registrable Securities if and when
(i) a registration statement with respect to the disposition of such Restricted Shares shall have become effective under the Securities Act and such Registrable Securities shall have been disposed of pursuant to such effective registration statement, (ii) such Registrable Securities shall have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or all of the Registrable Securities then owned by such Holder could be sold in any one-day period pursuant to Rule 144 (with or without giving effect to the provisions of Rule 144(k)), (iii) such Registrable Securities shall have been otherwise transferred, if new certificates or other evidences of ownership for such Registrable Securities not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by Premiere and subsequent disposition of such Registrable Securities shall not require registration or qualification of such Registrable Securities under the Securities Act, or (iv) such Registrable Securities shall have ceased to be outstanding.

      Registration Expenses: shall mean all expenses incurred by Premiere in
      ---------------------
compliance with Sections 3(a), (b) and (c) hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Premiere, fees and expenses of one counsel for all the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Premiere, which shall be paid in any event by Premiere);

      Security, Securities: shall have the meaning set forth in Section 2(1) of
      --------------------
the Securities Act;

      Securities Act: shall mean the Securities Act of 1933, as amended; and
      --------------

      Selling Expenses: shall mean all underwriting discounts and selling
      ----------------
commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Holders other than fees and expenses of one counsel for all the Holders.

      Underwritten registration or underwritten offering:  shall refer to any
      -------------------------    ---------------------
registration in which securities of Premiere are sold or to be sold pursuant to a firm commitment underwriting.

      2.  RESTRICTIONS ON TRANSFER
          ------------------------

          (a) Prior to any proposed transfer of any Registrable Securities (other than under the circumstances described in Article 3 hereof), the Holder thereof shall give written notice to Premiere of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by Premiere, shall be accompanied by an opinion of counsel reasonably satisfactory to Premiere (it being agreed that Palmer & Dodge shall be acceptable to render such opinion) to the effect that the proposed transfer may be effected without registration under the Securities Act, whereupon such Holder shall be entitled to transfer the Registrable Securities in accordance with the terms of its notice. Each certificate or instrument transferred as above provided shall bear the legend set forth in Section 2(b), except that such certificate or instrument shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 under the Securities Act (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee would be entitled to transfer such Registrable Securities in a public sale without registration under the Securities Act.

          (b) Each certificate evidencing Registrable Securities issued to any Holder in connection with the Acquisition ("Restricted Shares") shall bear a legend in substantially the following form:

   "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

       (c) If any Restricted Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, Premiere shall, upon the written request of the Holder thereof, issue to such Holder a new certificate evidencing such Restricted Shares without the legend required by Section 2(b) hereof endorsed thereon.

   3.  REGISTRATION RIGHTS
       -------------------

       (a) Requested Registration.
           ----------------------

          (i) Request for Registration.  If Premiere shall receive from an
              ------------------------
Initiating Holder, at any time on or after the date which is thirty days prior to the end of the six (6) months period following the Closing Date, a written request that Premiere effect any registration with respect to all or a part of the Registrable Securities, Premiere will:

             (A) promptly give written notice of the proposed registration, qualification or compliance to all other Holders and all Other Stockholders; and

             (B) as soon as practicable, use its reasonable best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by Premiere within ten business days after written notice from Premiere is given under Section 3(a)(i)(A) above; provided that Premiere shall not be obligated to effect, or take any
          --------
   action to effect, any such registration pursuant to this Section 3(a):

                 (u) Prior to the end of the six months period following the Closing Date, and then only with respect to such number of Registrable Securities so that the average holding period per share with respect to all Registrable Securities beginning on the date of execution of this Agreement and ending on the date of sale of any such Registrable Securities equals or exceeds one (1) year and provided that any shares of Registrable Securities held by the Holders and not sold as provided above are subject to a continuing lock-up agreement in form satisfactory to Premiere for such period of time such that the one-year average holding period for all Registrable Securities will be satisfied;

                 (v) Which will allow any Holder to request a registration of Common Stock which could result in the registration statement for such a registration being declared effected prior to the 90th day subsequent to the effective date of any registration effective pursuant to Section 5.2 or 5.3 of the Stock Purchase Agreement between Premiere and NationsBanc Capital Corporation dated January 18, 1994;

                 (w) Solely with respect to underwritten registrations requested pursuant to this Agreement, if Premiere shall have previously effected an underwritten registration with respect to Registrable Securities pursuant to Section 3(b) hereof, Premiere shall not be required to effect any underwritten registration pursuant to this Section 3(a) until a period of 180 days shall have elapsed from the effective date of the most recent such previous registration; provided that if, in the most recent such previous registration, participation of the Holders pursuant to Section 3(b) hereof shall not have been to the extent requested pursuant to
       Section 3(b) hereof, then Premiere shall not be required to effect any underwritten registration pursuant to this Section 3(a) until a period of 90 days shall have elapsed from the effective date of the most recent such previous registration;

                 (x) If, upon receipt of a registration request pursuant to this
       Section 3(a), Premiere is advised in writing (with a copy to each Initiating Holder) by a recognized national independent investment banking firm selected by Premiere that, in such firm's opinion, a registration at the time and on the terms requested would adversely affect any public offering of securities of Premiere by Premiere (other than in connection with benefit and similar plans) or by or on behalf of any shareholder of Premiere exercising a demand registration right (collectively, a "Premiere Offering") with respect to which Premiere has commenced preparations for a registration prior to the receipt of a registration request pursuant to this Section 3(a), Premiere shall not be required to effect a registration pursuant to this Section 3(a) until the earlier of (i) 30 days after the completion of such Premiere Offering,
       (ii) promptly after any abandonment of such Premiere Offering or (iii) 60 days after the date of receipt of a registration request pursuant to this
       Section 3(a); provided, however, that the periods during which Premiere
                     -----------------
       shall not be required to effect a registration pursuant to this Section 3(a) together with any periods of suspension under Section 3(i) hereof may not exceed 90 days in the aggregate during any period of 12 consecutive months;

                 (y) In any particular jurisdiction in which Premiere would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless Premiere is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

                 (z) After Premiere has effected two (2) such registrations pursuant to this Section 3(a) (in the aggregate for all Holders) and such registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed; provided, that Holders shall not have the right to request an underwritten registration pursuant to this Section 3(a) more than one (1) time in any six-month period.

   The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 3(a)(ii) below, include other Securities of Premiere which are held by Persons who, by virtue of agreements with Premiere, are entitled to include their Securities in any such registration ("Other Stockholders").

          (ii) Underwriting.  If the Initiating Holders intend to distribute the
               ------------
Registrable Securities covered by their request by means of an underwriting, they shall so advise Premiere as a part of their request made pursuant to
Section 3(a). If Other Stockholders request inclusion in any such registration, the Holders shall offer to include the securities of such Other Stockholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 3. The Holders whose shares are to be included in such registration and Premiere shall (together with all Other Stockholders proposing to distribute their securities through such underwriting) enter into underwriting and related agreements in customary form with the representative of the underwriter or underwriters selected for such underwriting by Premiere after consultation with the Initiating Holders. Such underwriting agreement will contain such representations and warranties by Premiere and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Section 3(e) hereof and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 3(d) hereof, and the representations and warranties by, and the other agreements on the part of, Premiere to and for the benefit of such underwriters shall also be made to and for the benefit of the Holders. The Company shall cooperate fully with the Holders and the underwriters in connection with any underwritten offering. Notwithstanding any other provision of this Section 3(a), if the representative advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of Premiere held by Other Stockholders (other than shares held by Sirrom Capital Corporation ("Sirrom") which Sirrom has requested be included in the offering pursuant to existing registration rights granted to Sirrom) shall be excluded from such registration to the extent so required by such limitation. If, after the exclusion of such shares, further reductions are still required, the number of shares included in the registration by each Holder shall be reduced on a pro rata basis (based on the number of shares held by such Holder), by such minimum number of shares as is necessary to comply with such request. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Other Stockholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to Premiere, the underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, Premiere and officers and directors of Premiere may include its or their securities for its or their own account in such registration if the representative so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

       (b) Premiere Registration.
           ---------------------

          (i) So long as 20% of the Registrable Securities remain outstanding, if Premiere shall determine to register any of its equity securities either for its own account or for the account of Other Stockholders, other than a registration relating solely to benefit plans, or a registration relating solely to a Commission Rule 145 transaction, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, Premiere will:

             (A) promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which Premiere intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

             (B) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders within ten (10) business days after the giving of the written notice from Premiere described in clause (i) above, except as set forth in Section 3(b)(ii) below. Such written request shall specify the amount of Registrable Securities intended to be disposed of by a Holder and may specify all or a part of the Holders' Registrable Securities.

Notwithstanding the foregoing, if, at any time after giving such written notice of its intention to effect such registration and prior to the effective date of the registration statement filed in connection with such registration, Premiere shall determine for any reason not to register such equity securities Premiere may, at its election, give written notice of such determination to the Holders and thereupon Premiere shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such equity securities (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided herein), without prejudice, however, to the rights (if any) of Holders immediately to request that such registration be effected as a registration under Section 3(a) hereof.

          (ii) Underwriting.  If the registration of which Premiere gives notice
               ------------
is for a registered public offering involving an underwriting, Premiere shall so advise each of the Holders as a part of the written notice given pursuant to
Section 3(b)(i)(A). In such event, the right of each of the Holders to registration pursuant to this Section 3(b) shall be conditioned upon such Holders' participation in such underwriting and the inclusion of such Holders' Registrable Securities in the underwriting to the extent provided herein. The Holders whose shares are to be included in such registration shall (together with Premiere and the Other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for the underwriting by Premiere or such Other Stockholders, as the case may be. Such underwriting agreement will contain such representations and warranties by Premiere and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Section 3(e) hereof and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 3(d), and the representations and warranties by, and the other agreements on the part of, Premiere to and for the benefit of such underwriters shall also be made to and for the benefit of the Holders whose shares are to be included in such registration. Notwithstanding any other provision of this Section 3(b), if the representative determines that marketing factors require a limitation on the number of shares to be underwritten, Premiere shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: the securities of Premiere held by officers, directors and Other Stockholders of Premiere (other than shares held by Sirrom that Sirrom has requested be included in the offering and other than shares of any Other Stockholder that has requested the offering pursuant to a demand registration right held by that Other Stockholder) shall be excluded from such registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting by each of the Holders shall be reduced, on a pro rata basis (based on the number of shares held by such Holder), by such minimum number of shares as is necessary to comply with such limitation. If any of the Holders or any officer, director or Other

Stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to Premiere and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

       (c) Expenses of Registration.  All Registration Expenses incurred in
           ------------------------
connection with any registration, qualification or compliance pursuant to this
Section 3(b) shall be borne by Premiere; and all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 3(a) (including any supplements or amendments thereto, whether or not it becomes effective, and whether all, none or some of the Registrable Securities are sold pursuant to the registration), and all Selling Expenses incurred in connection with a registration, qualification or compliance pursuant to Sections 3(a) and 3(b), shall be borne by the Holders of the securities including Other Stockholders so registered pro rata on the basis of the number of their shares so registered; provided, however, that if, as a result of the withdrawal of a request for registration by any of the Holders, as applicable, the registration statement does not become effective, the Holders and Other Stockholders requesting registration may elect to bear the Registration Expenses (pro rata on the basis of the number of their shares so included in the registration request, or on such other basis as such Holders and Other Stockholders may agree), in which case such registration shall not be counted as a registration pursuant to
Section 3(a)(i)(B)(z).

       (d) Registration Procedures.  In the case of each registration effected
           -----------------------
by Premiere pursuant to this Section 3, Premiere will keep the Holders, as applicable, advised in writing as to the initiation of each registration and as to the completion thereof. Premiere will:

       (i) keep such registration effective for a period of one hundred eighty
   (180) days or until the Holders, as applicable, have completed the distribution described in the registration statement relating thereto, whichever first occurs;

       (ii) furnish to each Holder, and to any underwriter before filing with the Commission, copies of any registration statement (including all exhibits) and any prospectus forming a part thereof and any amendments and supplements thereto (including all documents incorporated or deemed incorporated by reference therein prior to the effectiveness of such registration statement and including each preliminary prospectus, any summary prospectus or any term sheet (as such term is used in Rule 434 under the Securities Act)) and any other prospectus filed under Rule 434 under the Securities Act, which documents, other than documents incorporated or deemed incorporated by reference, will be subject the review of the Holders and any such underwriter for a period of at least five business days, and Premiere shall not file any such registration statement or such prospectus or any amendment or supplement to such registration statement or prospectus to which any Holder or any such underwriter shall reasonably object within five business days after the receipt thereof; a Holder or such underwriters, if any, shall be deemed to have reasonably objected to such filing only if the registration statement, amendment, prospectus or supplement, as applicable, as proposed to be filed, contains a material misstatement or omission;

       (iii) furnish to each Holder and to any underwriter, such number of conformed copies of the applicable registration statement and of each amendment and supplement thereto (in each case including all exhibits) and such number of copies of the prospectus forming a part of such registration statement (including each preliminary prospectus, any summary prospectus or any term sheet (as such term is used in Rule 434 under the Securities Act)) and any other prospectus filed under Rule 434 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including without limitation documents incorporated or deemed to be incorporated by reference prior to the effectiveness of such registration, as each of the Holders or any such underwriter, from time to time may reasonably request;

       (iv) to the extent practicable, promptly prior to the filing of any document that is to be incorporated by reference into any registration statement or prospectus forming a part thereof subsequent to the effectiveness thereof, and in any event no later than the date such document is filed with the Commission, provide copies of such document to the Holders, if requested, and to any underwriter, make representatives of Premiere available for discussion of such document and other customary due diligence matters, and include such information in such document prior to the filing thereof as any Holder or any such underwriter reasonably may request;

       (v) make available at reasonable times for inspection by the Holders, any underwriter participating in any disposition pursuant to such registration and any attorney or accountant retained by the Holders or any such underwriter, all financial and other records, pertinent corporate documents and properties of Premiere and cause the officers, directors and employees of Premiere to supply all information reasonably requested by the Holders and any such underwriters, attorneys or accountants in connection with such registration subsequent to the filing of the applicable registration statement and prior to the effectiveness of the applicable registration statement;

       (vi) use its reasonable best efforts (x) to register or qualify all Registrable Securities and other securities covered by such registration under such other securities or blue sky laws of such States of the United States of America where an exemption is not available and as the sellers of Registrable Securities covered by such registration shall reasonably request,
   (y) to keep such registration or qualification in effect for so long as the applicable registration statement remains in effect, and (z) to take any other action which may be reasonably necessary or advisable to enable such sellers to consummate the disposition in such jurisdictions of the securities to be sold by such sellers, except that Premiere shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless Premiere is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

       (vii) use its reasonable best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary in the opinion of counsel to Premiere and counsel to the Holders of Registrable Securities to enable the Holders thereof to consummate the disposition of such Registrable Securities;

       (viii) subject to Section 3(g) hereof, promptly notify each Holder of Registrable Securities covered by a registration statement (A) upon discovery that, or upon the happening of any event as a result of which, the prospectus forming a part of such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading,
   (B) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of proceedings for that purpose, (C) of any request by the Commission for (1) amendments to such registration statement or any document incorporated or deemed to be incorporated by reference in any such registration statement, (3) supplements to the prospectus forming a part of such registration statement or (4) additional information, or (D) of the receipt by Premiere of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and at the request of any such Holder promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

       (ix) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any such registration, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction;

       (x) if requested by any Initiating Holder, or any underwriter, promptly incorporate in such registration statement or prospectus, pursuant to a supplement or post effective amendment if necessary, such information as the Initiating Holder and any underwriter may reasonably request to have included therein, including, without limitation, information relating to the "plan of distribution" of the Registrable Securities, information with respect to the principal amount or number of shares of Registrable Securities being sold to such underwriter, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and make all required filings of any such prospectus supplement or post-effective amendment as soon as practicable after Premiere is notified of the matters to be incorporated in such prospectus supplement or post effective amendment;

       (xi) furnish to the Holders, addressed to them, an opinion of counsel for Premiere, dated the date of the closing under the underwriting agreement, if any, or the date of effectiveness of the registration statement if such registration is not an underwritten offering, and use its reasonable best efforts to furnish to the Holders, addressed to them, a "cold comfort" letter signed by the independent certified public accountants who have certified Premiere's financial statements included in such registration, covering substantially the same matters with respect to such registration (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as the Holders may reasonably request;

       (xii) provide promptly to the Holders upon request any document filed by Premiere with the Commission pursuant to the requirements of Section 13 and
   Section 15 of the Exchange Act; and

       (xiii) use its reasonable best efforts to cause all Registrable Securities included in any registration pursuant hereto to be listed on each securities exchange on which securities of the same class are then listed, or, if not then listed on any securities exchange, to be eligible for trading in any over-the-counter market or trading system in which securities of the same class are then traded.

       (e) Indemnification.
           ---------------

          (i) Premiere will indemnify each of the Holders, as applicable, each of its officers, directors, members and partners, and each person controlling each of the Holders, with respect to each registration which has been effected pursuant to this Section 3, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Premiere of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to Premiere and relating to action or inaction required of Premiere in connection with any such registration, qualification or compliance, and will reimburse each of the Holders, each of its officers, directors, members and partners, and each person controlling each of the Holders, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that Premiere will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Premiere by the Holders or underwriter and stated to be specifically for use therein.

          (ii) Each of the Holders will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Premiere, each of its directors and officers and each underwriter, if any, of Premiere's securities covered by such a registration statement, each person who controls Premiere or such underwriter, each Other Stockholder and each of their officers, directors, members and partners, and each person controlling such Other Stockholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder therein not misleading, and will reimburse Premiere and such Other Stockholders, directors, officers, partners, members, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Premiere by such Holder and stated to be specifically for use therein; provided, however, that the obligations of each of the Holders hereunder and under clause (vi) below shall be limited to an amount equal to the net proceeds to such Holder of securities sold as contemplated herein.

          (iii) Each party entitled to indemnification under this Section 3(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of one such counsel for all Indemnified Parties shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

          (iv) If the indemnification provided for in this Section 3(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (v) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

          (vi) The foregoing indemnity agreement of Premiere and Holders is subject to the condition that, insofar as they relate to any loss, claim, liability or damage made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 434(b) (the "Final Prospectus"), such indemnity or contribution agreement shall not inure to the benefit of any underwriter or Holder (but only if such Holder was required to deliver such Final Prospectus) if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

       (f) Information by the Holders.  Each of the Holders holding securities
           --------------------------
included in any registration shall furnish to Premiere such information regarding such Holder and the distribution proposed by such Holder as Premiere may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 3.

       (g) Holdback Agreement; Postponement.  Notwithstanding the provisions of
           --------------------------------
Sections 3(a) and (b), if the Board of Directors of Premiere determines in good faith that it is in the best interests of Premiere not to disclose the existence of facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing transaction or other material nonpublic transaction involving Premiere, Premiere will certify such determination to CMG and then may, by notice to the Holders in accordance with Section 5(a), (1) suspend the rights of the Holders to make sales pursuant to any effective registration for such a period of time as the Board of Directors may determine and (2) postpone any registration which is requested pursuant to Section 3(a), in each case for such a period of time as the Board of Directors may determine; provided that no such suspension or postponement shall exceed ninety (90) days and provided, further, that any such suspension or postponement shall serve to increase the 180-day period referred to in Section 3(d)(i) by the same number of days as the period of suspension or postponement.

       (h) Assignment.  The registration rights set forth in Section 3 hereof
           ----------
may be assigned, in whole or in part, to any transferee of Registrable Securities who shall be considered thereafter to be a Holder (provided that any transferee who is not an affiliate of Investor shall be a Holder only with respect to such Registrable Securities so acquired and any stock of Premiere issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Registrable Securities) and shall be bound by all obligations and limitations of this Agreement).

       (i) Limitation as to Amount.  Premiere will not be required to effect any
           -----------------------
registration pursuant to this Section 3 unless the Holders or Holder requesting registration propose to dispose of Registrable Securities having an aggregate expected gross offering price of at least Five Hundred Thousand Dollars ($500,000).

   4.  INTERPRETATION OF THIS AGREEMENT
       --------------------------------

       (a) Directly or Indirectly.  Where any provision in this Agreement refers
           ----------------------
to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

       (b) Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Georgia.

       (c) Section Headings.  The headings of the sections and subsections of
           ----------------
this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

   5.  MISCELLANEOUS
       -------------

       (a) Notices.
           -------

          (i) All communications under this Agreement shall be in writing and shall be delivered by facsimile or by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

              (A) if to Premiere, to Premiere Technologies, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 400, Atlanta, Georgia 30326, Attention:
Chief Executive Officer, with a copy to Jeffrey A. Allred, Alston & Bird, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 or at such other address as it may have furnished in writing to CMG;

              (B) if to CMG, to CMG Information Services, Inc., 187 Ballardvale Street, Suite B110, P.O. Box 7000, Wilmington, Massachusetts 01887-7000,
Attention: Chief Financial Officer with a copy to William Williams, II, Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108, or at such other addresses as may have been furnished Premiere in writing.

          (ii) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

       (b) Reproduction of Documents.  This Agreement and all documents relating
           -------------------------
thereto, including, without limitation, any consents, waivers and modifications which may hereafter be executed may be reproduced by CMG by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and CMG may destroy any original document so reproduced. The parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by CMG in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

       (c) Third Party Beneficiaries; Successors and Assigns.  Each of the
           -------------------------------------------------
Shareholders as of the Effective Date of the Acquisition is an intended beneficiary of this Agreement and shall be entitled to the benefits of this Agreement, subject to compliance with the obligations of this Agreement as applied to Shareholders hereunder. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

       (d) Entire Agreement; Amendment and Waiver; Investment Representation and
           ---------------------------------------------------------------------
Lockup Agreement.  This Agreement constitutes the entire understanding of the
----------------
parties hereto and supersedes all prior understanding among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Premiere and the Holders of a majority of the then outstanding Registrable Securities. Nothing in this Agreement shall supercede or modify any provision of the Investment Representation and Lockup Agreement of even date herewith between Premiere and CMG.

       (e) Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

   IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.


                              PREMIERE TECHNOLOGIES, INC.

                              By:
                                  -------------------------------------
                                   Name:
                                         ------------------------------
                                   Title:
                                         ------------------------------

                              CMG@VENTURES, L.P.:

                              By:  CMG@VENTURES, Inc.
                                   ------------------------------------
                                   Managing General Partner


                                   By:
                                       --------------------------------
                                       Name:
                                             --------------------------
                                       Title:
                                             --------------------------

                                   EXHIBIT E

                               ESCROW AGREEMENT
                               ----------------


      THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of September 18, 1996, by and among PREMIERE TECHNOLOGIES, INC., a Georgia corporation ("Premiere" or "Escrow Agent"), and the Members of TeleT Communications, LLC, a Delaware limited liability corporation ("TeleT"), identified on Schedule I hereto (each a "Member" and collectively the "Members").

                              W I T N E S S E T H
                              - - - - - - - - - -

      PTEK Acquisition Corporation ("Sub") is a wholly owned subsidiary of Premiere and each of Premiere and Sub is a party to an Asset Purchase Agreement (the "Purchase Agreement") with TeleT, dated as of September 18, 1996, pursuant to which TeleT has assigned substantially all of its assets to Sub and Sub has assumed certain of TeleT's liabilities. Pursuant to the terms of the Purchase Agreement, Escrow Shares have been issued and will be held by the Escrow Agent pursuant to the terms of this Agreement until termination of this Agreement as provided herein.

      The Members have agreed to indemnify Premiere pursuant to Article 7 of the Purchase Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE 1
                            ESTABLISHMENT OF ESCROW

      On this date, Sub has delivered to the Escrow Agent a stock certificate in negotiable form representing the Escrow Shares and naming the Indemnitor Representative, as representative of the pro rata interests of the Members, as the registered holder, along with a schedule showing for each Member (i) the respective percentage interest (the "Percentage Interest") of each such Member in the Escrow Shares, and (ii) the corresponding aggregate maximum number of shares of Premiere Common Stock issuable to each Member, subject to the adjustments provided herein. The Escrow Agent shall hold the Escrow Shares as Escrow Agent on behalf of, and as a convenience to the Members with the same force and effect as if the Escrow Shares had been delivered by Sub to each Member and subsequently delivered by such Member to the Escrow Agent. The Escrow Agent shall hold the Escrow Shares for the benefit of Premier and the Members, as the case may be, pursuant to the terms of this Agreement.

                                   ARTICLE 2
                                  DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

       (a) "AGGREGATE VALUE" at any time shall mean the product of the Value Per Share and the number of Escrow Shares then held in escrow pursuant to this Agreement.

       (b) "DISTRIBUTION DATE" shall mean the fifth anniversary of the Closing Date with respect to the Escrow Assets in the CMG Escrow Account and the sixth anniversary of the Closing Date with respect to the Escrow Assets held in the Other Indemnitors' Escrow Account; provided, however, that if no Intellectual Property Claim exists on the fourth anniversary of the Closing Date, the Distribution Date with respect to one-half (1/2) of the CMG Escrow Assets in the CMG Escrow Account and also with respect to one-half (1/2) of the Other Indemnitors' Escrow Assets in the Other Indemnitors' Escrow Account shall be the fourth anniversary of the Closing Date, and if no Intellectual Property Claim exists on the fifth anniversary of the Closing Date, the Distribution Date with respect to one-half (1/2) of the remaining Other Indemnitors' Escrow Assets then in the Other Indemnitors' Escrow Account shall be the fifth anniversary of the Closing Date (the other half being retained to the sixth anniversary of the Closing Date), all as provided in
   Section 7.2(b) of the Purchase Agreement and Section 3.3 hereof.

       (c) "INTELLECTUAL PROPERTY CLAIM" shall mean an Indemnification Claim under Section 7.1(c) of the Purchase Agreement.

       (d) "VALUE PER SHARE" on any date shall mean (i) the closing sales price per share of the Premiere Common stock, regular way, on such date on the national securities exchange having the greatest volume of trading in the stock during the thirty (30) day period preceding such date or, if such exchange was not open for trading on such date, the next preceding date on which it was open; (ii) if the Premiere Common Stock is not traded on any national securities exchange, the average of the closing high bid and low asked prices of the stock on the over-the-counter market on the date such value is to be determined, or in the absence of closing bids on such date, the closing bids on the next preceding date on which there were bids; or
   (iii) if the stock also is not traded on the over-the-counter market, the fair market value as determined in good faith by Premiere based on such relevant facts as may be available, which may include opinions of independent experts, the price at which recent sales of stock have been made, the book value of the stock, and Premiere's past, current and future earnings.

   Any other capitalized terms used herein but not defined herein shall have the same meaning as provided in the Purchase Agreement.

                                   ARTICLE 3
                  TERM; DISTRIBUTION OF ESCROW SHARES; LIMITS

   3.1 TERM.  The term of this Agreement shall commence at the date hereof and
       ----
shall terminate at such time as all Escrow Shares and other Escrow Assets have been distributed to the Members, canceled or distributed to Premiere pursuant to the terms of this Agreement and the Purchase Agreement.

   3.2 ADJUSTMENT OF ESCROW SHARES.  (a) The number of Escrow Shares subject to
       ---------------------------
this Agreement shall be adjusted from time to time, as follows: If, between the date of this Agreement and the Distribution Date, Premiere shall be entitled to be indemnified pursuant to an Indemnification Claim under Article 7 of the Purchase Agreement, then Premiere shall deliver to the Indemnitor Representative and the Escrow Agent a notice thereof (a "Notice of Indemnification Obligation"), and Premiere and the Indemnitor Representative shall agree in writing on the dollar amount owed by the Members pursuant to such Indemnification Claim (the "Indemnification Amount"). The Indemnification Amount shall consist of the "CMG Indemnification Amount," representing CMG's obligation, if any, with respect to the Indemnification Amount pursuant to
Section 7 of the Purchase Agreement, and the "Other Indemnitors' Indemnification Amount," representing the Other Indemnitors' obligation, if any, with respect to the Indemnification Amount. Section 7 of the Purchase Agreement shall in each case govern as to the priority of any Indemnitor's obligation to pay an Indemnification Amount or the share to be paid by such Indemnitor, if any. In no event shall the respective indemnification obligations of CMG and of the Other Indemnitors exceed the amounts set forth in Section 7.2(d) of the Purchase Agreement. Upon execution by the parties of the agreement setting forth the Indemnification Amount, (including the CMG Indemnification Amount, if any, and the Other Indemnitors' Indemnification Amount, if any) Premiere shall (A) issue and deliver to the Escrow Agent new stock certificates (the "Replacement Certificates") in the respective names of the Members in accordance with Section 3.2(b) hereof, (B) cancel the Premiere Common Stock certificates representing the Escrow Shares held in escrow immediately prior to delivery of the Notice of Indemnification Obligation (such certificates, the "Old Certificates"), and (C) direct the Escrow Agent to hold the Replacement Certificates in escrow pursuant to this Agreement. Upon the issuance of any Replacement Certificates, the shares represented by such Replacement Certificates shall be deemed to be "Escrow Shares" for all purposes of this Agreement.

       (b) The Replacement Certificate issued to the CMG Escrow Account upon satisfaction by CMG of any Indemnification Obligation pursuant to Section 7 of the Purchase Agreement shall represent the number of shares of Premiere Common Stock equal to the difference between (x) the number of Escrow Shares in the CMG Escrow Account immediately prior to such Notice of Indemnification Obligation minus (y) the quotient (rounded to the next highest whole number) obtained by dividing the CMG Indemnification Amount by the Value Per Share.

       (c) The Replacement Certificates issued to the Other Indemnitors' Escrow Account upon satisfaction by the Other Indemnitors of any Indemnification Obligation pursuant to Section 7 of the Purchase Agreement shall represent the number of shares of Premiere Common Stock equal to the product of (i) the difference between (x) the number of Escrow Shares in the Other Indemnitors' Escrow Account immediately prior to such Notice of Indemnification Obligation minus (y) the quotient (rounded to the next highest whole number) obtained by dividing the Other Indemnitors' Indemnification Amount by the Value Per Share and (ii) each Other Indemnitor's Percentage Interest.

   3.3 DISTRIBUTION OF ESCROW SHARES. On the Distribution Date, Premiere shall
       -----------------------------
cancel certificates representing the Escrow Shares then held in escrow as of the Distribution Date ("Available Escrow Shares") and with respect to which an Indemnification Claim is not pending and distribute new certificates to the Members in accordance with each Member's Percentage Interest. With respect to Indemnification Claims pending as of the Distribution Date, Premiere and the Indemnitor Representative shall use their reasonable efforts to agree in writing on the Indemnification Amount with respect to any such pending Indemnification Claims; provided, that if Premiere and the Indemnitor Representative are not able to agree on the Indemnification Amount with respect to such Indemnification Claims by the Distribution Date, the amount of the Indemnification Amount for purposes of the calculations in the following sentence of this Section 3.3 shall be the amount claimed by Premiere in its Notice of Indemnification Claim. Upon determination of the Indemnification Amount in accordance with the preceding sentence, Premiere shall promptly (i) calculate the number of Escrow Shares of each Member necessary to satisfy the Indemnification Amount in the same manner as set forth in Section 3.2(a) hereof (the "Disputed Escrow Shares"), and (ii) issue to each Member a Replacement Certificate for the number of shares of Premiere Common Stock (the "Undisputed Escrow Shares") equaling: (x) in the case of CMG, obtained by subtracting the Disputed Escrow Shares from the number of Escrow Shares in the CMG Escrow Account on the Distribution Date and (y) in the case of the Other Indemnitors, obtained by subtracting the Disputed Escrow Shares from the number of Escrow Shares in the Other Indemnitors' Escrow Account on the Distribution Date, multiplied by each Indemnitor's Percentage Interest. Any such delivery of Premiere Common Stock to Members shall be of full shares and any fractional portions shall be rounded to a whole number by the Escrow Agent so that the number of shares remaining in escrow to be delivered will be fully allocated among such Members. Upon the final resolution as agreed by Premiere and the Indemnitor Representative in writing of any Indemnification Claim for which Disputed Escrow Shares were retained in escrow after the Distribution Date, the Escrow Agent shall promptly cancel the appropriate number of Disputed Escrow Shares corresponding to the Indemnification Amount corresponding to such Indemnification Claim (if any) and shall deliver any remaining Disputed Escrow Shares to the Members in accordance with their respective interests in such remaining Disputed Escrow Shares.

   3.4 EFFECT OF FINAL DELIVERY.  This Agreement shall continue in full force
       ------------------------
and effect until the Escrow Agent has delivered or canceled all of the Escrow Shares pursuant to the terms hereof. After all of such shares have been so delivered or canceled, all rights, duties and obligations of the respective parties hereunder shall terminate.

                                   ARTICLE 4
          ESCROW STOCK CERTIFICATES; RIGHT TO SUBSTITUTE CASH THEREFOR

   4.1 SUBSTITUTION OF NEW CERTIFICATES.  The Escrow Agent may, with the prior
       --------------------------------
written consent of the Indemnitor Representative, at any time request Premiere to issue new certificates representing the Escrow Shares in such denominations as may be necessary or appropriate in carrying out the Escrow Agent's obligations under this Agreement.

   4.2 SUBSTITUTION OF CASH FOR ESCROW SHARES.  At any time, a Member may
       --------------------------------------
substitute cash for part or all of its Escrow Shares, by notice to Premiere and to the Escrow Agent of the same and by tender of funds to Premiere in the amount of $24.00 times the number of Escrow Shares to be redeemed. Upon receipt of such notice and tender of funds, Premiere shall promptly issue and deliver to such Member a Replacement Certificate for the number of shares of Premiere Common Stock so redeemed. Any cash transferred to Escrow shall be held and invested in U.S. government or other securities consistent with the investment policies of the Escrow Agreement. For purposes of the provisions of Article 3 of this Agreement, such cash assets shall be distributed to Premiere to satisfy Indemnification Claims in lieu of the adjustment procedures of Section 3.2 hereof but otherwise on the date such adjustment would otherwise be made, or distributed to the Members on the Distribution Date in a manner consistent with the provisions of Section 3.3 hereof.


                                   ARTICLE 5
                            DIVIDENDS; VOTING RIGHTS

   5.1 CASH DIVIDENDS; VOTING RIGHTS.  The Members shall be entitled to receive
       -----------------------------
currently any and all cash dividends or other cash income with respect to the Escrow Shares. Each Member shall have the right to direct the Escrow Agent in writing as to the exercise of voting rights with respect to such Escrow Shares held by the Escrow Agent on behalf of such Member, and the Escrow Agent shall comply with any such directions if received in a timely manner. In the absence of such directions, the Escrow Agent shall not vote any such Escrow Shares.

   5.2 STOCK SPLITS; STOCK DIVIDENDS.  In the event of any stock split or stock
       -----------------------------
dividend with respect to Premiere Common Stock that becomes effective during the term of this Agreement, the additional shares so issued with respect to the Escrow Shares shall be added to the Escrow Shares and subject to the escrow covered by this Agreement and any other references herein to a specific number of shares of Premiere Common Stock or references herein to prices for or the fair market value of Premiere Common Stock shall be adjusted accordingly.


                                   ARTICLE 6
                                THE ESCROW AGENT

   6.1 LIABILITY. Premiere, in its capacity as Escrow Agent, or any successor
       ---------
Escrow Agent, shall be liable only to hold the Escrow Shares and other Escrow Assets and to deliver the same to the persons named herein in accordance with the provisions of this Agreement. By acceptance of this Escrow Agreement, Premiere, in its capacity as Escrow Agent, or any successor Escrow Agent, is acting in the capacity of a depository only, and shall not be liable or responsible for any damages, losses or expenses unless such damages, losses or expenses shall be caused by the negligence or malfeasance of Premiere, in its capacity as Escrow Agent, or the gross negligence or malfeasance of any successor Escrow Agent. Neither Premiere, in its capacity as Escrow Agent, nor any successor Escrow Agent, shall incur any liability with respect to (i) any action taken or omitted in good faith upon the advice of its counsel with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement; or (ii) any action taken or omitted in reliance upon any instrument, including the written instructions provided for herein, not only as to the due execution of such instrument, or the identity, or authority of any person executing such instrument, or the validity and effectiveness of such instrument, but also as to the truth and accuracy of any information contained therein, provided that the Escrow Agent shall in good faith believe such instrument to be genuine, to have been signed by a proper person or persons, and to conform to the provisions of this Agreement. In the event of any disagreement or the presentation of adverse claims or demands in connection with or for any item affected hereby, the Escrow Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected hereby, and in so doing the Escrow Agent shall not become liable to the parties, or to any other person, due to its failure to comply with any such adverse claim or demand. The Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act until all of the rights of the adverse claimants have been either fully resolved among themselves, arbitrated to a final award, or finally adjudicated by a court having jurisdiction over the dispute. The Escrow Agent shall be held harmless and indemnified by the parties hereto in connection with any claims against it in connection with its service as escrow agent hereunder. Any action requested to be taken by the Escrow Agent hereunder and not otherwise specifically set forth herein shall require the agreement in writing of the Member Representative, Indemnitor and any successor Escrow Agent.

   6.2 SUCCESSOR.  The Escrow Agent, with the prior written consent of the
       ---------
Member Representative, may by written instrument designate a bank or trust company to act as successor Escrow Agent. Any such successor Escrow Agent must agree to be and shall be bound by, and shall have all the rights, duties and responsibilities of the Escrow Agent under, this Agreement.

   6.3 EXPENSES. Premiere shall bear all of its expenses incurred in carrying
       --------
out its obligations as Escrow Agent under this Agreement. Compensation for the normal services of any successor Escrow Agent, if any, shall be borne by the Members and Premiere equally. Any successor Escrow Agent shall be reimbursed for any reasonable expenses, including the actual out-of-pocket cost of outside legal services should such Escrow Agent deem it necessary in its reasonable discretion to retain an outside attorney, and Premiere and the Members shall share equally the reimbursement of such expenses of such Escrow Agent, except that (a) if Premiere is unsuccessful in any litigation relating to such Escrow Agent, then the fees and expenses of such Escrow Agent in connection therewith shall be paid by Premiere, or (b) should the Members be the unsuccessful party in any such litigation, then the Members will bear the fees and expenses of such Escrow Agent in connection therewith. Any successor Escrow Agent shall not be liable for any action taken in good faith in accordance with the advice of an attorney.


                                   ARTICLE 7
                           INDEMNITOR REPRESENTATIVE

   7.1 POWER AND AUTHORITY.  The Indemnitor Representative shall have full power
       -------------------
and authority to represent the Members and their successors with respect to all matters arising under this Agreement, and all action taken by the Indemnitor Representative hereunder shall be binding upon such Members and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Indemnitor Representative shall have full power and authority, on behalf of all the Members and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim of Indemnifiable Loss against the Escrow Shares made by an Indemnitee, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize payments to be made with respect thereto.

   7.2 RESIGNATION; SUCCESSORS.  The Indemnitor Representative, or any successor
       -----------------------
hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Indemnitor Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of the Indemnitor Representative, a successor shall be named from among the Members by a majority in interest of the Members. Each such successor Indemnitor Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Indemnitor Representative, and the term "Indemnitor Representative" as used herein shall be deemed to include such successor Indemnitor Representative.

                                   ARTICLE 8
                                 MISCELLANEOUS

   8.1 TRANSFERABILITY.  A Member may not transfer any interest in the Escrow
       ---------------
Shares or any other right under this Escrow Agreement to any other party, except that upon written notice from the legal representative of the estate of a deceased Member to the Escrow Agent, the rights of such Member under this Escrow Agreement shall be transferred to the estate of such Member, and subsequently to any beneficiary thereof, in the event of the Member's death; provided, however, that any such beneficiary or the legal representative of any such estate shall be bound by the provisions of this Escrow Agreement without taking any further action. The Escrow Agent shall be entitled to treat the legal representative of the estate of such Member, and subsequently any beneficiary thereof, as the absolute owner of the rights of such Member under this Escrow Agreement in all respects and shall incur no liability for distributions made in good faith to the legal representatives of such Member or such beneficiary in accordance with the terms of this Escrow Agreement. The contingent right to receive Escrow Shares shall not be transferable by the Members otherwise than by will or by the laws of descent and distribution.

   8.2 NOTICES.  Each party shall keep each of the other parties hereto advised
       -------
in writing of all transactions pursuant to this Agreement. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows, or if sent by facsimile to the facsimile numbers identified below:

       If to Premiere:

           Premiere Technologies, Inc.
           The Lenox Building, Suite 400
           3399 Peachtree Road, N.E.
           Atlanta, Georgia  30326
           Telecopy: (404) 262-8540
           Attention:  President

       with a copy to:

           Alston & Bird
           1201 West Peachtree Street
           Atlanta, Georgia  30309-3424
           Attn:  Jeffrey A. Allred
           Telecopy: (404) 881-7777

       If to the Members or the Indemnitor Representative:

           Gregg Freishtat
           c/o Premiere Technologies, Inc.
           The Lenox Building, Suite 400
           3399 Peachtree Road, N.E.
           Atlanta, Georgia  30326
           Telecopy: (404) 262-8540

       with a copy to:

           Shapiro and Olander
           36 South Charles Street, 20th Floor
           Baltimore, Maryland  21201
           Attention:  Lonnie Ritzer, Esq.
           Telecopy Number:  (410) 539-7611

                      and

           CMG@Ventures, L.P.
           187 Ballardvale Street
           Wilmington, MA  01887
           Managing General Partner
           Telecopy Number:  _____________

or such other person or address as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so mailed.

   8.3 CONSTRUCTION.  This Agreement shall be governed by and construed in
       ------------
accordance with the laws of the State of Georgia, without regard to any applicable conflicts of laws.

   8.4 BINDING EFFECT.  This Agreement shall inure to the benefit of and be
       --------------
binding upon the respective heirs, executors, administrators, successors and assigns of the parties hereto.

   8.5 SEPARABILITY.  If any provision or section of this Agreement is
       ------------
determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain unenforceable in accordance with their terms.

   8.6 HEADINGS.  The headings and subheadings contained in this Agreement are
       --------
for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement.

   8.7 EXECUTION IN COUNTERPARTS.  This Agreement may be executed in any number
       -------------------------
of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

   8.8 AMENDMENTS.  This Agreement may be amended from time to time but only by
       ----------
written agreement signed by all of the parties hereto.

   8.9 THIRD PARTY BENEFICIARIES.  Each Subsidiary of Premiere and each of the
       -------------------------
directors, officers and employees of Premiere and each of its Subsidiaries are expressly intended to be third party beneficiaries of the indemnities and obligations of the Members as if they were parties to this Agreement.

   8.10  SUCCESSOR ESCROW AGENT.  The parties to this Agreement shall negotiate
         ----------------------
in good faith to find a mutually acceptable successor Escrow Agent to replace Premiere within sixty (60) days of the date of this Agreement.

   IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year first above written.

                              PREMIERE TECHNOLOGIES, INC.


                              By:
                                 ---------------------------------------

                              MEMBERS:

                              CMG@VENTURES, L.P.:


                              By:  CMG@VENTURES, INC.
                                   Managing General Partner


                                   By:
                                      ----------------------------------
                                       Name:
                                            ----------------------------
                                       Title:
                                             ---------------------------


                              ------------------------------------------
                              Kenneth Klawans


                              ------------------------------------------
                              Gregg Freishtat


                              ------------------------------------------
                              James Leitess


                              ------------------------------------------
                              Michael Cowden


                              ------------------------------------------
                              Robert Roswell


                              ------------------------------------------
                              Philip Sandoval


                              ------------------------------------------
                              Steven Thompson


                              ------------------------------------------
                              Steven Granek

                              ------------------------------------------
                              Charles Rigby


                              ------------------------------------------
                              William Drewes


                              ------------------------------------------
                              Truxton Fulton


                              ------------------------------------------
                              Douglas McNaught


                              ------------------------------------------
                              Earl Leitess


                              ------------------------------------------
                              Steven Leitess


                              ------------------------------------------
                              Jeremy Freidberg


                              ------------------------------------------
                              Catherine Hisle


                              ------------------------------------------
                              Guillemette Brouillat